EXHIBIT 4.1

                              AMENDED AND RESTATED

                                  $600,000,000

                        REVOLVING CREDIT AND COMPETITIVE
                           ADVANCE FACILITY AGREEMENT

                                  dated as of

                                 August 8, 1996

                                      among

                               AVON PRODUCTS, INC.

                            AVON CAPITAL CORPORATION

                 THE OFFSHORE BORROWERS, BANKS AND OTHER LENDERS
                        FROM TIME TO TIME PARTIES HERETO


                            BANK OF AMERICA, ILLINOIS
                             BANKERS TRUST COMPANY,
                                 CITIBANK, N.A.,
                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                                  as Co-Agents

                                       and

                            THE CHASE MANHATTAN BANK,

                             as Administrative Agent


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
                                TABLE OF CONTENTS

                                                                       Page


                                    ARTICLE I

                                   Definitions  . . . . . . . . . . . .    7

               Section 1.01.  Certain Definitions   . . . . . . . . . .    7
                             (a)  Terms Generally   . . . . . . . . . .    7
                             (b)  Accounting Terms  . . . . . . . . . .    7
                             (c)  Certain Other Terms   . . . . . . . .    8

                                   ARTICLE II

                                    The Loans . . . . . . . . . . . . .    23

               Section 2.01.  The Revolving Credit Loans;
                               Commitments  . . . . . . . . . . . . . .    23

               Section 2.02.  Procedure for Revolving Credit
                               Loans  . . . . . . . . . . . . . . . . .    24

               Section 2.03.  Evidence for Loans  . . . . . . . . . . .    25

               Section 2.04.  Increase of Commitment  . . . . . . . . .    26

               Section 2.05.  Reduction of Commitments  . . . . . . . .    26

               Section 2.06.  Prepayment of Revolving Credit Loans  . .    27

               Section 2.07.  Competitive Advance Loans   . . . . . . .    27

               Section 2.08.  Purpose of Loans; Sublimits   . . . . . .    30

                                   ARTICLE III

                         Interest, Conversion, Fees, Etc  . . . . . . .    31

               Section 3.01.  Procedure for Interest Rate Determination    31

               Section 3.02.  Interest on ABR Loans   . . . . . . . . .    31

               Section 3.03.  Interest on Eurocurrency Loans and
                               Competitive Index Rate Loans   . . . . .    31

               Section 3.04.  Interest on Competitive Absolute Rate
                               Loans  . . . . . . . . . . . . . . . . .    32

               Section 3.05.  Continuation and Conversion of Revolving
                               Credit Loans   . . . . . . . . . . . . .    32

               Section 3.06.  Post-Maturity Interest  . . . . . . . . .    33

               Section 3.07.  Maximum Interest Rate   . . . . . . . . .    33

               Section 3.08.  Fees  . . . . . . . . . . . . . . . . . .    33

                                   ARTICLE IV

                            Disbursement and Payment  . . . . . . . . .    34

               Section 4.01.  Disbursement of Loans; Pro Rata Treatment
                               of Banks   . . . . . . . . . . . . . . .    34

               Section 4.02.  Method of Payment   . . . . . . . . . . .    34

               Section 4.03.  Compensation for Losses   . . . . . . . .    35

               Section 4.04.  Withholding, Reserves and Additional
                               Costs  . . . . . . . . . . . . . . . . .    36

               Section 4.05.  Unavailability and Impracticability   . .    39

               Section 4.06.  Substitution of Banks   . . . . . . . . .    40

                                    ARTICLE V

                         Representations and Warranties   . . . . . . .    41

               Section 5.01.  Representations and Warranties of the
                               Borrowers  . . . . . . . . . . . . . . .    41

                                   ARTICLE VI

                              Conditions Precedent  . . . . . . . . . .    44

               Section 6.01.  Conditions to Effectiveness   . . . . . .    44

               Section 6.02.  Conditions to Each Loan   . . . . . . . .    45

               Section 6.03.  Satisfaction of Conditions Precedent  . .    46

               Section 6.04.  Offshore Borrowers  . . . . . . . . . . .    46

               Section 6.05.  Sublimit A Loans  . . . . . . . . . . . .    46

               Section 6.06.  Sublimit B Loans  . . . . . . . . . . . .    47

                                   ARTICLE VII

                                    Covenants . . . . . . . . . . . . .    47

               Section 7.01.  Affirmative Covenants   . . . . . . . . .    47

               Section 7.02.  Negative Covenants  . . . . . . . . . . .    50

                                  ARTICLE VIII

                                Events of Default . . . . . . . . . . .    52

               Section 8.01.  Events of Default   . . . . . . . . . . .    52

               Section 8.02.  Notice of Default   . . . . . . . . . . .    54

                                   ARTICLE IX

                     The Administrative Agent and the Banks   . . . . .    54

               Section 9.01.  The Agency  . . . . . . . . . . . . . . .    54

               Section 9.02.  The Administrative Agent's Duties   . . .    54

               Section 9.03.  Sharing of Payments and Expenses  . . . .    54

               Section 9.04.  The Administrative Agent's Liabilities  .    55

               Section 9.05.  The Administrative Agent as a Bank  . . .    55

               Section 9.06.  Bank Credit Decision  . . . . . . . . . .    55

               Section 9.07.  Indemnification   . . . . . . . . . . . .    56

               Section 9.08.  Successor Administrative Agent  . . . . .    56

                                    ARTICLE X

                                  The Guaranty  . . . . . . . . . . . .    57

               Section 10.01.  The Guaranty   . . . . . . . . . . . . .    57

               Section 10.02.  Absolute Guaranty  . . . . . . . . . . .    57

               Section 10.03.  Consents, Waivers and Renewals   . . . .    57

               Section 10.04.  Subrogation  . . . . . . . . . . . . . .    58

               Section 10.05.  Security   . . . . . . . . . . . . . . .    58

               Section 10.06.  Continuing Guaranty  . . . . . . . . . .    58

               Section 10.07.  Waiver of Notice   . . . . . . . . . . .    58

                                   ARTICLE XI

                                  Miscellaneous . . . . . . . . . . . .    58

               Section 11.01.  APPLICABLE LAW   . . . . . . . . . . . .    58

               Section 11.02.  Set-off.     . . . . . . . . . . . . . .    58

               Section 11.03.  Expenses   . . . . . . . . . . . . . . .    59

               Section 11.04.  Amendments   . . . . . . . . . . . . . .    59

               Section 11.05.  Cumulative Rights and No Waiver  . . . .    59

               Section 11.06.  Notices  . . . . . . . . . . . . . . . .    59

               Section 11.07.  Severability   . . . . . . . . . . . . .    60

               Section 11.08.  Parties in Interest  . . . . . . . . . .    60

               Section 11.09.  WAIVER OF RIGHT TO JURY  . . . . . . . .    63

               Section 11.10.  Indemnity  . . . . . . . . . . . . . . .    63

               Section 11.11.  Judgment Currency  . . . . . . . . . . .    63

               Section 11.12.  Consent to Jurisdiction  . . . . . . . .    64

               Section 11.13.  Confidentiality  . . . . . . . . . . . .    64

               Section 11.14.  Execution in Counterparts  . . . . . . .    64

                                    SCHEDULES


Schedule 2.01     --  Banks and Commitments

Schedule 5.01(e)  --  Certain Litigation

Schedule 6.04     --  Certain Offshore Borrowers

Schedule 7.01(b)  --  Certain Insurers



                                    EXHIBITS

Exhibit A        --       Form of Revolving Credit Loan Request

Exhibit B-1      --       Form of Revolving Credit Note

Exhibit B-2      --       Form of Competitive Advance Note

Exhibit C-1      --       Competitive Advance Facility Procedures

Exhibit C-2      --       Form of Competitive Advance Loan
                            Request

Exhibit C-3      --       Form of Competitive Advance Notice
                            Letter

Exhibit C-4      --       Form of Competitive Advance Bid

Exhibit C-5      --       Form of Competitive Advance Bid
                            Accept/Reject Letter

Exhibit D        --       Form of Continuation/Conversion Request

Exhibit E        --       Form of Pledge Agreement

Exhibit F-1      --       Form of Opinion of Counsel to API Relating to
                            Sublimit A Loans

Exhibit F-2      --       Form of Offshore Borrower Designation

Exhibit F-3      --       Form of Offshore Borrower Confirmation

Exhibit G        --       Form of Assignment and Acceptance

                 AMENDED AND RESTATED REVOLVING CREDIT AND COMPETITIVE ADVANCE FACILITY AGREEMENT, dated as of August 8, 1996 (as further amended, supplemented, modified or extended from time to time, this "Agreement"), among Avon Products, Inc., a New York corporation ("API"), Avon Capital Corporation, a Delaware corporation ("ACC"), each of the Offshore Borrowers (as defined below) from time to time designated as such, each of the banks and other lenders from time to time parties hereto (each, a "Bank" and, collectively, the "Banks") and the Administrative Agent (as defined below).

                              W I T N E S S E T H:

                 WHEREAS, API, ACC, each of the Offshore Borrowers (as defined below), the Banks and the Administrative Agent are parties to the Credit Agreement, dated as of October 5, 1994 (the "Original Credit Agreement");

                 WHEREAS, API has requested that the Administrative Agent and the Banks amend and restate the Original Credit Agreement pursuant to this Agreement to effect certain amendments to the Original Credit Agreement;

                 WHEREAS, the Administrative Agent and the Banks are willing to amend and restate the Original Credit Agreement on the terms and subject to the conditions hereof;

                 NOW, THEREFORE, the parties hereby agree that on the Effective Date the Original Credit Agreement shall be amended and restated to read in its entirety as follows:


                                    ARTICLE I

                                   Definitions

                 Section 1.01.  Certain Definitions.

                 (a) Terms Generally. The definitions ascribed to terms in this Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. The words "include", "includes" and "including" shall be deemed to be followed by the phrase
"without limitation". The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

                 (b) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with the covenant set forth in Sections 7.02(b) and (d), such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the construction thereof applied in preparing Parent's audited financial statements referred to in Section 5.01(d). In the event there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with such covenant, the Borrowers and the Banks agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Banks the protection afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms pending the execution by the Borrowers and the Banks of any such amendment).

                 (c) Certain Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

                 "ABR Lending Office" shall mean, with respect to each Bank, its office identified in its Administrative Questionnaire as its domestic lending office or such other office as such Bank may hereafter designate as its domestic lending office or ABR lending office by notice to the Borrowers and the Administrative Agent.

                 "ABR Loans" shall mean, collectively, Revolving Credit Loans, or portions thereof, that bear interest by reference to the Base Rate and in the manner set forth in Section 3.02.

                 "ACC" shall have the meaning ascribed to such term in the Preamble to this Agreement.

                 "Account" shall have the meaning ascribed to such term in the Pledge Agreement.

                 "Additional Amounts" shall have the meaning ascribed to such term in Section 4.04(a).

                 "Additional Costs" shall have the meaning ascribed to such term in Section 4.04(b).

                 "Administrative Agent" shall mean The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the agent for the Banks under this Agreement and the Credit Documents.

                 "Administrative Questionnaire" shall mean, with respect to each Bank, an administrative details reply form in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.

                 "Agreement" shall have the meaning ascribed to such term in the Preamble to this Agreement.

                 "Alternate Currency" shall mean Australian Dollars, Canadian Dollars, Deutschemarks, French Francs, Italian Lire, Japanese Yen, Pounds Sterling or Spanish Pesetas, or any other currency in which all the Banks agree to make Loans from time to time, as specified in the relevant Borrowing Request.

                 "API" shall have the meaning ascribed to such term in the Preamble to this Agreement.

                 "Applicable Lending Office" shall mean, with respect to any Bank, (a) in the case of its ABR Loans, its ABR Lending Office, (b) in the case of Revolving Eurodollar Loans or Competitive Eurocurrency Loans, its

Eurocurrency Lending Office and (c) in the case of its Locally Funded Competitive Alternative Currency Loans, its Local Currency Lending Office.

                 "Applicable Sublimit Margin" shall mean (a) in the case of a Sublimit A Loan, 1.0% per annum and (b) in the case of a Sublimit B Loan, (i) 1.0% per annum with respect to any amount thereof held in the Account and (ii) 5.0% per annum with respect to any amount thereof that has been released from the Account pursuant to Section 14(a) of the Pledge Agreement.

                 "Applicable Telerate Page" shall mean, with respect to an Alternate Currency, the display page for interest settlement rates on the Telerate System Incorporated service (or such other page as may replace such page on such service) indicated below for the applicable type of Loan:

                                            Interest Settlement Rates
                                                   Page Number
                                            -------------------------

                                       Euromarket               Locally
Currency                               Funded Loans           Funded Loans
---------                             --------------         -------------
Australian Dollars                             --                      --

Canadian Dollars                              3740                    3197

Deutschemarks                                 3750                   22000
French Francs                                 3740                   20041

Italian Lire                                  3740                     --
Japanese Yen                                  3750                     --

Pounds Sterling                               3750                    3750

Spanish Pesetas                               3740                     --;


provided that with respect to any Alternate Currency not listed above, the "Applicable Telerate Page" (if such exists) shall be determined at the time the Alternate Currency is designated as such; provided further that with respect to any Alternate Currency and type of Loan for which an Applicable Telerate Page is not indicated above, the "Applicable Telerate Page" shall be such display page for interest settlement rates on the Telerate System Incorporated service as may in the future be designated for the purpose of displaying the rates at which deposits in such Alternate Currency are offered by leading banks in the relevant interbank deposit market.

                 "Assignee" shall have the meaning ascribed to such term in
Section 11.08(c).

                 "Assignment and Acceptance" shall have the meaning ascribed to such term in Section 11.08(c).

                 "Augmenting Bank" shall have the meaning ascribed to such term in Section 2.04.

                 "Available Facility" shall mean (a) on any date prior to the Termination Date, an amount equal to the remainder of (i) the Total Commitment on such date minus (ii) the sum of the aggregate outstanding principal amount of Loans (or, in the case of Alternate Currency Loans, the Dollar Equivalent Amount thereof) on such date and (b) on and after the Termination Date, $0.

                 "Avon Japan" shall mean Avon Products Company Limited, an indirect Japanese subsidiary of API.

                 "Avon Japan Credit Agreement" shall mean the Credit Agreement, dated November 27, 1990, between Avon Japan and Industrial Bank of Japan, as such agreement may be amended, supplemented, modified or extended from time to time.

                 "Bank" shall have the meaning ascribed to such term in the Preamble to this Agreement. In the circumstances as described in
Section 11.08(c)(iii), an Assignee shall also be deemed a "Bank."

                 "Base Rate" shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the higher of:

                 (a) the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its prime rate in effect on such day; and

                 (b) the sum of (i) 1/2 of 1% per annum and (ii) the Federal Funds Rate in effect on such day.

                 "Benefit Arrangement" shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

                 "Borrower" shall mean, with respect to any Loan, whichever of the Borrowers that has borrowed such Loan in accordance with the terms hereof.

                 "Borrowers" shall mean, collectively, as of any date, the Domestic Borrowers and the Offshore Borrowers as of such date. Without in any way limiting API's obligations as guarantor under Article X, all the obligations of the Borrowers hereunder and in respect of any Loans shall be several and not joint.

                 "Borrowing Date" shall mean, with respect to any Loan, the date set forth in the relevant Borrowing Request as the date upon which such Borrower desires to borrow such Loan.

                 "Borrowing Request" shall mean a Competitive Advance Loan Request or a Revolving Credit Loan Request.

                 "Capital Lease" shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

                 "Change of Control" shall mean, with respect to API, (i) any "person" (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding API, any Subsidiary and any Plan

(including any trustee of such plan acting as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of API having at least 20% of the total number of votes that may be cast for the election of directors of API, provided that no Event of Default will occur as a result of an acquisition of stock by API which increases, proportionately, the stock representing the voting power of API owned by such person or group above 20% of the voting power of API and provided further that if such person or group acquires stock representing more than 20% of the voting power of API by reason of share purchases by API, and after such share purchases by API acquires any additional shares representing voting power of API, then an Event of Default shall occur; or (ii) within any 24-month period beginning on or after November 30, 1988, the persons who were directors of API immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of API or the board of directors of any successor to API, provided that any director who was not a director as of December 1, 1988 shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (ii) and provided further that any director elected to the Board of Directors of API to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director.

                 "Change of Control Default" shall mean (a) any event or condition that constitutes a default under Section 8.01(k), (b) any event or condition that constitutes both a change of ownership or a change of control of API and a default under Section 8.01(f) or (c) any event or condition set forth in clause (a) or (b) of this definition that, with the giving of notice or the lapse of time or both, would unless cured or waived, become an Event of Default.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Collateral" shall have the meaning ascribed to such term in the Pledge Agreement.

                 "Collateral Agent" shall mean the Collateral Agent referred to in the Pledge Agreement, which Collateral Agent may be the Administrative Agent.

                 "Commitment" shall mean, with respect to any Bank, the amount of such Bank's commitment to make Loans reflected in the Register. In the case of Banks parties hereto on the date hereof, such amount is set forth opposite such Bank's name under the heading "Commitment" on Schedule 2.01, as such amount may be reduced from time to time pursuant to Section 2.05 or 4.06.

                 "Competitive Absolute Rate Loans" shall mean, collectively, Competitive Advance Loans that bear interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Bank making such Loan in its Competitive Advance Bid.

                 "Competitive Advance Accept/Reject Deadline" shall mean, with respect to any Competitive Advance Loan, the time specified as the Competitive Advance Deadline for such Loan in Exhibit C-1.

                 "Competitive Advance Accept/Reject Notice" shall have the meaning ascribed to such term in Section 2.07.

                 "Competitive Advance Bid" shall mean an offer by a Bank to make a Competitive Advance Loan pursuant to Section 2.07.

                 "Competitive Advance Bid Deadline" shall mean, with respect to any Competitive Advance Loan, the time specified as the Competitive Advance Bid Deadline for such Loan in Exhibit C-1.

                 "Competitive Advance Bid Rate" shall mean, with respect to any Competitive Advance Bid, (a) in the case of a Competitive Index Rate Loan, the Competitive Advance Margin, and (b) in the case of a Competitive Absolute Rate Loan, the fixed rate of interest, at which the Bank making the Competitive Advance Bid offers thereby to make a Competitive Advance Loan (in either case, for purposes of Section 2.07(d), determined after giving effect to any waiver, pursuant to Section 2.07(c), of compensation under Section 3.03(c), 4.04(a) or 4.04(b)).

                 "Competitive Advance Loan Request" shall mean a telephonic request by a Borrower (confirmed in writing countersigned by a Responsible Officer of API by not later than 4:00 P.M., New York time, on the date of such telephonic notice) to borrow Competitive Advance Loans, which shall specify, with respect to such requested Competitive Advance Loans, (a) the proposed Borrowing Date therefor, (b) the aggregate amount of Competitive Advance Loans which such Borrower desires to borrow on such Borrowing Date, (c) the Maturity Date, (d) whether such Competitive Advance Loans are to bear interest as Competitive Index Rate Loans or Competitive Absolute Rate Loans, (e) if such Competitive Advance Loans are Competitive Eurocurrency Loans, the Interest Period therefor (f) whether such Loans are to be Euromarket Funded or Locally Funded, (g) the Alternate Currency (if any) in which such Loan is to be denominated, (h) any other terms to be applicable to such proposed Competitive Advance Loans, and (i) confirming that such request has been approved by API.

                 "Competitive Advance Loans" shall mean, collectively, Loans, or portions thereof, made pursuant to Section 2.07.

                 "Competitive Advance Margin" shall mean, with respect to any Competitive Index Rate Loan for any Interest Period, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from IBOR, in order to determine the interest rate applicable to such Loan during such Interest Period, as specified in the Competitive Advance Bid and the Competitive Advance Accept/Reject Notice relating to such Loan.

                 "Competitive Advance Notes" shall mean, collectively, any promissory notes of the Borrower evidencing Competitive Advance Loans.

                 "Competitive Advance Notice Time" shall mean, with respect to any Competitive Advance Loan, the time specified as the Competitive Advance Notice Time for such Loan in Exhibit C-1.

                 "Competitive Advance Rate" shall mean, with respect to any Competitive Absolute Rate Loan, the fixed rate of interest (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) for such Loan, as specified in the Competitive Advance Bid and Competitive Advance Accept/Reject Notice relating to such Loan.

                 "Competitive Alternate Currency Loans" shall mean, collectively, Competitive Advance Loans that are denominated in an Alternate Currency, whether Euromarket Funded or Locally Funded.

                 "Competitive Eurocurrency Loans" shall mean, collectively, Competitive Eurodollar Loans and Euromarket Funded Competitive Alternate Currency Loans.

                 "Competitive Eurodollar Loans" shall mean, collectively, Competitive Advance Loans that are denominated in Dollars and bear interest, by reference to Eurodollar LIBOR (as defined in the definition of "IBOR") and a Competitive Advance Margin, in the manner set forth in Section 3.03.

                 "Competitive Index Rate Loans" shall mean, collectively, Competitive Advance Loans that bear interest by reference to IBOR and a Competitive Advance Margin, in the manner set forth in Section 3.03.

                 "Consolidated Subsidiary" shall mean, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person if such statements were prepared in accordance with GAAP as of such date.

                 "Conversion Date" shall mean the date on which a conversion of interest rates on outstanding Revolving Credit Loans, pursuant to a Conversion Request, shall take effect.

                 "Conversion Request" shall mean a telephonic request (confirmed in writing not later than 4:00 P.M., New York time, on the date of such telephonic notice) by a Borrower to convert the interest rate on all or portions of its outstanding Revolving Credit Loans pursuant to the terms hereof, which shall specify, with respect to such outstanding Revolving Credit Loans, (i) the requested Conversion Date, which shall be not less than three Business Days after the date of such Conversion Request, (ii) the aggregate amount of the Revolving Credit Loans, from and after the Conversion Date, which are to bear interest as ABR Loans or Revolving Eurodollar Loans, as the case may be, and (iii) the term of the Interest Periods therefor, if any.

                 "Credit Documents" shall mean, collectively, this Agreement, any Notes and the Pledge Agreement.

                 "Debt" shall mean, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all contingent or non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit, bankers' acceptance or similar instrument, other than (i) contingent obligations relating to letters of credit issued to support trade payables and (ii) obligations up to $25,000,000 arising under stand-by letters of credit, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (g) all Debt of others Guaranteed by such Person; provided, however, that

Debt shall not include any obligations incurred in connection with the funding of a trust established under Section 501(c)(9) of the Code.

                 "Default" shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would unless cured or waived become an Event of Default.

                 "Dollar Equivalent Amount" shall mean, with respect to a Competitive Alternate Currency Loan on any date, the product (expressed in Dollars) of the principal amount of such Loan (expressed in the relevant Alternate Currency) and the Exchange Rate in effect on such date for such Alternate Currency.

                 "Dollars" and the sign "$" shall mean lawful money of the United States of America.

                 "Domestic Borrower" shall mean API or ACC.

                 "Domestic Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                 "Effective Date" shall have the meaning ascribed to such term in Section 6.01.

                 "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or clean-up or other remediation thereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Group" shall mean API and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with API, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                 "Eurocurrency Business Day" shall mean any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, and, when used in connection with an Alternate Currency or a Competitive Alternate Currency Loan, on which commercial banks are open for domestic and international business (including dealings in deposits in the relevant Alternate Currency) in both London and the city in which such funds are to be paid or made available.

                 "Eurocurrency Lending Office" shall mean, with respect to each Bank, its office, branch or affiliate identified in its Administrative Questionnaire as its Eurocurrency lending office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency lending office by notice to the Borrowers and the Administrative Agent.

                 "Eurocurrency Loans" shall mean, collectively, Competitive Eurocurrency Loans and Revolving Eurodollar Loans.

                 "Eurodollar Loans" shall mean, collectively, Competitive Eurodollar Loans and Revolving Eurodollar Loans.

                 "Eurodollar Reserve Percentage" shall mean, for any day, the percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board (or any successor regulation)).

                 "Euromarket Funded" shall mean, with respect to a Loan, that such Loan (i) is to bear interest by reference to Eurodollar LIBOR or London IBOR (as defined in the definition of "IBOR") plus a Competitive Advance Margin, in the manner set forth in Section 3.03 or (ii) is a Competitive Absolute Rate Loan the Competitive Advance Rate for which has been established by reference to prevailing interest rates in the Euromarket for the currency in which such Loan is denominated, and, in either case, that such Loan shall be made from the Eurocurrency Lending Office of the Bank making such Loan.

                 "Event of Default" shall mean any of the events described in
Section 8.01.

                 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                 "Exchange Rate" shall mean, for any Alternate Currency on any date of determination, the exchange rate for conversion of such Alternate Currency into Dollars as of approximately 11:00 A.M., London time, two Eurocurrency Business Days before such date set forth on the relevant page on the Teleratesystem Incorporated service. However, if the Dollar exchange rate for such Alternate Currency does not appear on any page of the Teleratesystem Incorporated service, then the "Exchange Rate" shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed between API and the Administrative Agent, or, in the absence of such agreement, the "Exchange Rate" shall be the Administrative Agent's spot buying rate for Dollars against such Alternate Currency in the interbank market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted; provided that if, at the time of determination, no such spot rate can be determined, then the Administrative Agent may use any reasonable method available to it to determine the appropriate exchange rate.

                 "Excluded Taxes" shall mean all present and future taxes imposed on or measured by the overall net income of any Bank (or any office, branch or subsidiary of such Bank) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Bank (or any office, branch or subsidiary of such Bank), in each case imposed by the United Sates of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of a Bank or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of such Bank, in each case imposed by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business.

                 "Facility Fee" shall have the meaning ascribed to such term in
Section 3.08(a).

                 "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

                 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor agency.

                 "Fee Payment Date" shall mean the last day of each calendar quarter, commencing with the first such day after the date hereof, and the earlier of (a) any other date on which the Total Commitment is cancelled in full and (b) the Termination Date.


                 "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                 "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guaranteed Obligations" shall have the meaning ascribed to such term in Section 10.01.

                 "Guaranty" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "IBOR" shall mean, with respect to any Interest Period for a Eurodollar Loan or Competitive Index Rate Loan, the rate per annum determined by the Administrative Agent as follows:

                (a) in the case of a Eurodollar Loan, the offered rate ("Eurodollar LIBOR") for Dollar deposits with a term comparable to such Interest Period that appears on the Eurodollar Telerate Page (as defined below) at approximately 11:00 A.M., London time, on the second full Eurocurrency Business Day preceding the first day of such Interest Period. However, if such rate does not appear on the Eurodollar Telerate Page, "IBOR" shall mean the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Administrative Agent as the rate at which Dollar deposits are offered to the Reference Banks by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second full Eurocurrency Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Loan (rounded up to the nearest integral multiple of $1,000,000) for a term equal to such Interest Period. "Eurodollar Telerate Page" shall mean the display designated as Page 3750 on the Teleratesystem Incorporated service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market); or

                (b) in the case of a Euromarket Funded Competitive Alternate Currency Loan, the offered rate ("London IBOR") for deposits in the relevant Alternate Currency with a term comparable to such Interest Period that appears on the Applicable Telerate Page (as defined below) at approximately 11:00 A.M., London time, on the second full Eurocurrency Business day preceding the first day of such Interest Period. However, if such rate does not appear on the Applicable Telerate Page (or if no Applicable Telerate Page then exists), "IBOR" and "London IBOR" shall mean the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Administrative Agent as the rate at which deposits in such Alternate Currency are offered to the Reference Banks by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second full Eurocurrency Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Loan (rounded up to the nearest integral multiple of $1,000,000) for a term equal to such Interest Period.

                (c) in the case of a Locally Funded Competitive Alternate Currency Loan, the offered rate ("Local Market IBOR") for deposits in the relevant Alternate Currency with a term comparable to such Interest Period that appears on the Applicable Telerate Page at approximately 11:00 A.M. in the Principal Financial Center for such Alternate

         Currency on the second full Eurocurrency Business Day preceding the first day of such Interest Period. However, if such rate does not appear on the Applicable Telerate Page (or if no Applicable Telerate Page then exists), "IBOR" and "Local Market IBOR" shall mean the Rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Administrative Agent as the rate at which deposits in such Alternate Currency are offered to the Reference Banks by leading banks in the interbank deposit market in the Principal Financial Center for such Alternate Currency at approximately 11:00 A.M., local time, on the second full Eurocurrency Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Loan for a term equal to such Interest Period.

                 "Indemnified Tax" shall have the meaning ascribed to such term in Section 4.04(a).

                 "Initial Loan" shall mean the first Loan which is made pursuant to the terms hereof.

                 "Interest Coverage Ratio" shall mean, as of any date of determination, the ratio of (a) the consolidated pre-tax income of API and its Consolidated Subsidiaries before the cumulative effect of accounting changes and before interest expense (other than (i) hyperinflationary interest expense in Brazil that is offset by corresponding foreign exchange-related gains, (ii) interest expense attributable to pension accruals in Germany and Italy and
(iii) interest payable to the Internal Revenue Service in respect of taxes), to
(b) consolidated interest expense for API and its Consolidated Subsidiaries (other than the interest expense described in the parenthetical phrase in clause (a) above), in each case for the period of four fiscal quarters ending on such date.

                 "Interest Period" shall mean (a) with respect to each Revolving Eurodollar Loan, the period commencing on the Borrowing Date or on the last day of the preceding Interest Period and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Borrowing Request or pursuant to Section 3.03(b), and (b) with respect to each Competitive Index
Rate Loan, the period commencing on the Borrowing Date and ending on the Maturity Date; provided that

                 (i) any Interest Period that would otherwise end on a day that is not a Eurocurrency Business Day shall be extended to the next succeeding Eurocurrency Business Day unless such Eurocurrency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurocurrency Business Day,

                 (ii) any Interest Period that begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Eurocurrency Business Day of a calendar month, and

                 (iii) any Interest Period that begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

                 "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                 "Loans" shall mean, collectively, Revolving Credit Loans and Competitive Advance Loans.

                 "Local Currency Lending Office" shall mean, with respect to each Bank and each Alternate Currency, the office, branch or affiliate of such Bank located in the country of the Principal Financial Center for such Alternate Currency identified in its Administrative Questionnaire as its Local Currency Lending Office for such Alternate Currency or such other office, branch or affiliate of such Bank as it may hereafter designate as its Local Currency Lending Office for such Alternate Currency by notice to the Borrowers and the Administrative Agent.

                 "Locally Funded" shall mean, with respect to a Competitive Alternate Currency Loan, that such Loan (i) is to bear interest by reference to Local Market IBOR (as defined in the definition of "IBOR") for the relevant Alternate Currency plus a Competitive Advance Margin, in the manner set forth in Section 3.03 or (ii) is a Competitive Absolute Rate Loan the Competitive Advance Rate for which has been established by reference to prevailing interest rates in the Principal Financial Center for the currency in which such Loan is denominated, and, in either case, that such Loan shall be made from the relevant Local Currency Lending Office of the Bank making such Loan.

                 "Material Plan" shall mean a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

                 "Material Subsidiary" shall mean, as of any date, a Subsidiary having assets of at least $50,000,000, as reflected in the most recent quarterly or annual balance sheet of such Subsidiary dated on or prior to such date.

                 "Maturity Date" shall mean, with respect to a Competitive Advance Loan, the date for repayment of such Competitive Advance Loan, which date shall be at least 10 days and (a) not more than 180 days after the Borrowing Date, in the case of a Competitive Absolute Rate Loan, or (b) not more than six months after the Borrowing Date, in the case of a Competitive Index Rate Loan, and in any event shall not be later than the Termination Date.

                 "Moody's" shall mean Moody's Investors Service and any successor thereto that is a nationally recognized rating agency.

                 "Multiemployer Plan" shall mean an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions (including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period) and under which liability may be imposed on any member of the ERISA Group.

                 "1970 Stock Plan" shall mean the Avon Products, Inc. 1970 Stock Incentive Plan, as such plan may be amended, supplemented, modified or extended from time to time.

                 "1993 Stock Plan" shall mean the Avon Products, Inc. 1993 Stock Incentive Plan, as such plan may be amended, supplemented, modified or extended from time to time.

                 "Notes" shall mean, collectively, Revolving Credit Notes and Competitive Advance Notes, if any.

                 "Offshore Borrower" shall mean, as of any date, a Subsidiary of API that has on or before such date been designated by API as an Offshore Borrower in accordance with the terms of this Agreement; provided that such Subsidiary shall be organized under the laws of any country except the United States of America or any political subdivision thereof, or shall conduct the major portion of its business outside the United States of America.

                 "Participant" shall have the meaning ascribed to such term in
Section 11.08(b).

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

                 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                 "Plan" shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for employees of API or any other member of the ERISA Group.

                 "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement to be entered into between API and the Collateral Agent in connection with the Sublimit B Loans in substantially the form of Exhibit E attached hereto.

                 "Prescribed Forms" shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrowers to make payments hereunder for the account of such Bank free of deduction or withholding for income or similar taxes.

                 "Principal Financial Center" shall mean, with respect to an Alternate Currency, the city specified below:

Alternate Currency                                 Principal Financial Center

Australian Dollars                                 Sydney, Australia

Canadian Dollars                                   Toronto, Canada

Deutschemarks                                      Frankfurt, Germany

French Francs                                      Paris, France

Italian Lire                                       Milan, Italy

Japanese Yen                                       Tokyo, Japan

Pounds, Sterling                                   London, England

Spanish Pesetas                                    Madrid, Spain;

provided that with respect to any currency not listed above, the "Principal Financial Center" shall be determined by agreement between API and the Administrative Agent at the time such currency is designated as an Alternate Currency.

                 "Pro Rata Share" shall mean, in the case of each Bank, the proportion of such Bank's Commitment to the Total Commitment of all the Banks or, if the Total Commitment shall have been cancelled or reduced to $0 or expired, the proportion of the aggregate amount of such Bank's Revolving Credit Loans then outstanding to the aggregate amount of Revolving Credit Loans then outstanding.

                 "Reference Bank" shall mean each of The Chase Manhattan Bank, Citibank, N.A., Bank of America Illinois, Bankers Trust Company and Morgan Guaranty Trust Company of New York.

                 "Register" shall have the meaning ascribed to such term in
Section 2.03.

                 "Required Banks" shall mean, at any date, Banks having at least a majority of the Total Commitment or, if the Total Commitment has been cancelled or terminated, holding at least a majority of the aggregate outstanding principal amount of the Loans.

                 "Responsible Officer" shall mean, with respect to a Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, deputy treasurer or assistant treasurer, secretary or assistant secretary or any vice president of such Person.

                 "Revolving Credit Loan Request" shall mean a telephonic request (confirmed in writing by not later than 4:00 P.M., New York time, on the date of such telephonic request) by a Borrower to borrow Revolving Credit Loans, which shall specify (a) the requested Borrowing Date, (b) the aggregate amount of Revolving Credit Loans that such Borrower desires to borrow on such date,
(c) whether such requested Revolving Credit Loans are to bear interest as ABR Loans or Revolving Eurodollar Loans, (d) if the requested Revolving Credit
Loans are to bear interest as Revolving Eurodollar Loans, the Interest Period therefor, and (e) whether such Loans are to be sublimit A Loans or Sublimit B Loans.

                 "Revolving Credit Loans" shall mean, collectively, ABR Loans and Revolving Eurodollar Loans, in any case denominated in Dollars.

                 "Revolving Credit Notes" shall mean, collectively, the promissory notes of the Borrowers evidencing Revolving Credit Loans, if any.

                 "Revolving Eurodollar Loans" shall mean, collectively, Revolving Credit Loans, or portions thereof, that bear interest at the rate and in the manner set forth in Section 3.03.

                 "Revolving Eurodollar Margin" shall mean, at any date and with respect to each Revolving Eurodollar Loan, the applicable margin set forth below based upon the ratings applicable on such date to API's senior unsecured long-term debt:

                                                 Revolving
                                                 Eurodollar
                                                   Margin
                                                 ----------
Level 1
-------
         Moody's:     A1 or above                 0.1550%
         S&P:         A+ or above

Level II
--------
         Moody's:     A2                          0.1750%
         S&P:         A
Level III
---------
         Moody's:     A3                          0.1750%
         S&P:         A-
Level IV
--------
         Moody's:     Baa1/Baa2                   0.2250%
         S&P:         BBB+/BBB
Level V
-------
         Moody's:     Baa3 or lower               0.3000%
         S&P:         BBB- or lower

For purposes of the foregoing, (a) if no rating for API's senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level V rating, (b) if the ratings established or deemed established by Moody's and S&P shall fall within different Levels, the Revolving Eurodollar Margin shall be based upon the Level corresponding to the more favorable of such ratings and (c) if any rating established or deemed established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. Each such change shall apply to all Revolving Eurodollar Loans outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody's or S&P shall change prior to the Termination Date, API and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

                 "S&P" shall mean Standard & Poor's Ratings Group and any successor thereto that is a nationally recognized rating agency.

                 "SEC" shall mean the Securities and Exchange Commission or any successor agency.

                 "Sublimit A Loans" shall mean, collectively, Loans, or portions thereof, described in Section 2.08(b).

                 "Sublimit B Loans" shall mean, collectively, Loans, or portions thereof, described in Section 2.08(c).

                 "Subsidiary" shall mean any corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect directors or other persons performing similar functions are at the time directly or indirectly owned by API.

                 "Taxes" shall have the meaning ascribed to such term in Section 4.04(a).

                 "Termination Date" shall mean the fifth anniversary of the Effective Date or, if earlier, the date on which all Loans shall have been fully repaid and all Commitments entirely cancelled.

                 "Total Commitment" shall mean the aggregate Commitments of all the Banks, being initially $600,000,000 (subject to cancellation, increase or reduction pursuant to Section 2.04 or 2.05).

                 "Unfunded Liabilities" means, with respect to any Plan, any amount by which (a) the present value of all benefit liabilities under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

                 "Wholly owned Subsidiary" shall mean any Subsidiary all the shares of stock of all classes of which (other than directors' qualifying shares) at the time are owned directly or indirectly by the Borrower and/or one or more Wholly owned Subsidiaries of API.


                                   ARTICLE II

                                    The Loans

                 Section 2.01. The Revolving Credit Loans; Commitments. (a) Prior to the Termination Date and subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly with the other Banks, agrees to make one or more Revolving Credit Loans denominated in Dollars to the Domestic Borrowers from time to time in an aggregate principal amount at any one time outstanding not to exceed its Commitment; provided, however, that the amount of Revolving Credit Loans which may be borrowed on any Borrowing Date may not exceed the Available Facility (after giving effect to any Loans being repaid or prepaid on such Borrowing Date and any other Loans to be made on such Borrowing Date).

                 (b) Each Bank's Commitment, as of the date of this Agreement, is set forth opposite its name in Schedule 2.01, and, after such date, each Bank's Commitment shall be recorded in the Register as provided in
Section 2.03.

                 Section 2.02. Procedure for Revolving Credit Loans. (a) A Domestic Borrower may borrow Revolving Credit Loans by giving a Revolving Credit Loan Request telephonically, to the Administrative Agent not later than 10:30 A.M., New York time (to be confirmed in writing in substantially the form of Exhibit A not later than 4:00 P.M. on the same day), (i) on the Borrowing Date therefor with respect to any ABR Loan and (ii) at least three Eurocurrency Business Days before the Borrowing Date with respect to any Revolving Eurodollar Loan. Revolving Credit Loans shall be in an amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except that such borrowing of ABR Loans may be in the aggregate amount of the unused portion of the Total Commitment).

                 (b) Upon receipt of any Revolving Credit Loan Request from a Domestic Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Not later than 2:00 P.M., New York time, on the Borrowing Date specified in such Revolving Credit Loan Request, each Bank shall make available to the Administrative Agent in immediately available funds at the Applicable Lending Office of the Administrative Agent (or, if the Administrative Agent has specified a different address in the notice referred to above, at such address), such Bank's Pro Rata Share of the Revolving Credit Loans requested.

                 (c) Upon receipt by the Administrative Agent of all such funds, the Administrative Agent shall disburse to the relevant Domestic Borrower on the requested Borrowing Date the Revolving Credit Loans requested in such Revolving Credit Loan Request. The Administrative Agent may, but shall not be required to, advance on behalf of any Bank such Bank's Pro Rata Share of such Revolving Credit Loans on a Borrowing Date unless such Bank shall have notified the Administrative Agent prior to such Borrowing Date that it does not intend to make available its Pro Rata Share of such Revolving Credit Loans on such date. If the Administrative Agent makes such an advance, the Administrative Agent shall be entitled to recover such amount on demand from the Bank on whose behalf such advance was made, and if such Bank does not pay the Administrative Agent the amount of such advance upon demand, such Domestic Borrower shall promptly repay such amount to the Administrative Agent, acting for the Banks. Until such amount is repaid to the Administrative Agent by such Bank or the relevant Domestic Borrower, such advance shall be deemed for all purposes to be a Revolving Credit Loan made by the Administrative Agent. The Administrative Agent shall be entitled to recover from the Bank or such Domestic Borrower, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Administrative Agent at a rate per annum equal to (i) in the case of an amount recovered from any Bank, the Federal Funds Rate or (ii) in the case of an amount recovered from a Borrower, the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 3.01. The failure of any Bank to make any Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, and neither the Administrative Agent nor any other Bank shall be responsible for the failure by such Bank to make the Loan to be made by such Bank on such Borrowing Date.

                 Section 2.03. Evidence for Loans. (a) Each Bank shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Bank from time to time, including an indication of the Applicable Lending Office and the amounts of principal and interest payable and paid to such Bank in respect of Loans.

                 (b) The Administrative Agent shall maintain, in accordance with its customary and usual practice, at its address referred to in
Section 11.06, a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of (i) the names of the Borrowers, (ii) the amount and currency of each Loan, whether such Loan is a Revolving Credit Loan or a Competitive Advance Loan, the interest rate options, the Interest Period or Maturity Date (if any) applicable thereto and the Borrower thereof, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder,
(iv) the amount of any payments received by the Administrative Agent hereunder from each Borrower and each Bank's share thereof and (v) with respect to each Assignment and Acceptance delivered to the Administrative Agent, the name and address of the Assignee and the principal amount of each Loan owing to such Assignee. The Register shall be available for inspection during ordinary business hours by the Borrowers or any Bank or Assignee from time to time upon reasonable prior notice to the Administrative Agent.

                 (c) The entries made in the Register and the foregoing accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the indebtedness of each Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the validity or enforceability of any obligation of a Borrower to repay any Loan actually made to such Borrower by such Bank in accordance with the terms of this Agreement. The entries in the Register relating to assignments shall be conclusive, in the absence of clearly demonstrable error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.

                 (d) A Borrower's obligation to repay any Revolving Credit Loan or Competitive Advance Loan that shall be assigned to a Federal Reserve Bank by a Bank shall, to the extent requested by such Bank in order to effect such assignment, be evidenced by one or more Notes, in substantially the form of Exhibit B-1 (a "Revolving Credit Note") or Exhibit B-2 (a "Competitive Advance Note"), as appropriate. A Revolving Credit Note shall be (i) in the principal amount and currency of the Loan or Loans so assigned and (ii) stated to mature on the Termination Date and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein. A Competitive Advance Note shall be
(i) in the principal amount and currency of the Competitive Advance Loan made by such Bank and so assigned, (ii) stated to mature on the Maturity Date for such Competitive Advance Loan and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein and (iii) not prepayable by the Borrower.

                 Section 2.04. Increase of Commitment. API may from time to time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks), request that the Total Commitment to be increased by an amount that is not less than $150,000,000 and will not result in the Total Commitment exceeding $750,000,000. Each such notice shall set forth the requested amount of the increase in the Total Commitment and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Bank the opportunity to increase its Commitment by its ratable share, based on the amounts of the Banks' Commitments on the date of such notice, of the requested increase in the Total Commitment. Each Bank shall, by notice to API and the Administrative Agent given not more than ten Business Days after the date of API's notice, either agree to increase its Commitment by all or a portion of the offered amount or decline to increase its Commitment (and any Bank that does not deliver such a notice within such period of ten Business Days shall be deemed to have declined to increase its Commitment). In the event that, on the tenth Business Day after API shall have delivered a notice pursuant to the first sentence of this paragraph, the Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the Total Commitment requested by API, API shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an "Augmenting Bank"), which may include any Bank, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the Administrative Agent shall specify to evidence its status as a Bank hereunder. If (and only if) Banks (including Augmenting Banks) shall have agreed to increase their Commitments or to extend new Commitments in an aggregate amount not less than $150,000,000, such increases and such new Commitments shall become effective on the date specified in the notice delivered by API pursuant to the first sentence of this Section. Notwithstanding the foregoing, no increase in the Total Commitment (or in the Commitment of any Bank) shall become effective under this paragraph unless, on the date of such increase, (i) the conditions set forth in paragraphs (a), (b) and (c) of Section 6.02 (including the condition set forth in Section 6.02(c) insofar as it relates to representations and warranties contained in Sections 5.01(d)(iii) and 5.01(e) which are otherwise excluded in Section 6.02) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of API or
(ii) the Banks shall have waived the requirements set forth in clause (i) of this sentence.

                 Section 2.05. Reduction of Commitments. The Domestic Borrowers shall have the right, upon not less than three Domestic Business Days' telephonic notice (promptly confirmed in writing) from API to the Administrative Agent and upon payment of the Facility Fee accrued to (but excluding) the date of such reduction, to reduce the Total Commitment in full or in part; provided, however, that the amount of any reduction in the Total Commitment may not exceed the Available Facility. Partial reductions of the Total Commitment shall be in the amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the Available Facility is less than $10,000,000, then all of such lesser amount). Subject to Section 2.04, all reductions of the Total Commitment shall be permanent.

                 Section 2.06. Prepayment of Revolving Credit Loans. (a) A Domestic Borrower shall have the right, by giving telephonic notice (promptly confirmed in writing) to the Administrative Agent by not later than 10:30 A.M., New York time, (i) on the day of prepayment in the case of ABR Loans and
(ii) on the third Eurocurrency Business Day prior to the day of prepayment in the case of Revolving Eurodollar Loans, to prepay Revolving Credit Loans of such Domestic Borrower bearing interest on the same basis and having the same Interest Period, if any, in whole or in part, without premium or penalty, in the aggregate principal amount of $10,000,000 or integral multiples of $1,000,000 in excess thereof (or, if the outstanding aggregate principal amount of such Revolving Credit Loan is less than $10,000,000, then all of such lesser amount), together with accrued interest (except for ABR Loans, as to which such interest shall be paid on the next date when it otherwise would be payable under 3.02) on the principal being prepaid to (but excluding) the date of prepayment and, in the case of Revolving Eurodollar Loans, the amounts required by Section 4.03. Subject to the terms and conditions hereof, Revolving Credit Loans so prepaid may be reborrowed by any Domestic Borrower.

                 (b) Prepayments shall first be applied to any outstanding Sublimit B Loans, then to any outstanding Sublimit A Loans, and then to any other outstanding Loans.

                 Section 2.07. Competitive Advance Loans. (a) Prior to the Termination Date, a Borrower may request that the Banks make offers to make Competitive Advance Loans on the terms and conditions hereinafter set forth; provided, however, that (i) the amount of Competitive Advance Loans that may be borrowed on any Borrowing Date (including the Dollar Equivalent Amount of any Competitive Advance Currency Loans included in such request based on the Exchange Rate in effect on the date of the Competitive Advance Loan Request) may not exceed the Available Facility (after giving effect to any Loans to be repaid or prepaid on such Borrowing Date and any other Loans to be made on such Borrowing Date), (ii) the aggregate amount of Competitive Advance Loans which may be outstanding (including the Dollar Equivalent Amount of outstanding Competitive Advance Currency Loans based upon the Exchange Rate in effect on the Borrowing date therefor) on any day may not exceed the Total Commitment (after giving effect, with respect to any day, to any Loans being repaid or prepaid on such day and any other Loans to be made on such day), and (iii) such Borrower may not request Competitive Advance Loans before the fifth Domestic Business Day after the Effective Date. Each Bank may, but shall have no obligation to, make such offers and a Borrower may, but shall have no obligation to, accept any such offers, in the manner set forth in this
Section 2.07. Competitive Advance Loans may be requested (i) to be denominated in Dollars (including as Competitive Eurodollar Loans) by any Borrower or
(ii) to be denominated in an Alternate Currency (as Competitive Alternate Currency Loans), either Euromarket Funded or Locally Funded, by the applicable Offshore Borrower, subject to the condition that such Offshore Borrower, in a Competitive Advance Loan Request, shall have requested that such Competitive Advance Loans be denominated in the applicable Alternate Currency relating to such Offshore Borrower specified in such Competitive Advance Loan Request and shall have specified whether such Competitive Advance Loans are to be Euromarket Funded or Locally Funded.

                 (b) A Borrower may request Competitive Advance Loans under this Section 2.07 by a Competitive Advance Loan Request, in substantially the form of Exhibit C-2, given to the Administrative Agent not later than the Competitive Advance Notice Time therefor. The Competitive Advance Loan Request shall indicate whether the solicitation of Competitive Advance Bids shall be conducted by the Administrative Agent in New York or in London. The Administrative Agent shall promptly notify each Bank, by a letter in substantially the form of Exhibit C-3, of each Competitive Advance Loan Request received by it from a Borrower and of the terms contained therein.

                 (c) Each Bank may, if it elects so to do, irrevocably offer to make a Competitive Advance Loan of the requested type to the requesting
Borrower at a Competitive Advance Bid Rate or Rates, as specified by such Bank in accordance with the related Competitive Advance Loan Request, by submitting to the Administrative Agent (which shall give prompt notice thereof to such Borrower) a Competitive Advance Bid, in substantially the form of Exhibit C-4, before the Competitive Advance Bid Deadline, of the maximum and minimum principal amounts of the Competitive Advance Loan which such Bank would be willing to make (which amount may, subject to the proviso to the first sentence of Section 2.07(a), exceed such Bank's Commitment, but shall be in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Competitive Alternate Currency Loan, in a Dollar Equivalent Amount, equal to at least $5,000,000 (calculated on the basis of the Exchange Rate in effect on the date of the Competitive Advance Loan Request)), the rate or rates of interest therefor or the applicable margin over IBOR for the relevant Interest Period, as the case may be, and any other terms and conditions required by such Bank. If any Bank shall fail to submit a Competitive Advance Bid to the Administrative Agent before the Competitive Advance Bid Deadline, then such Bank shall be deemed to have elected not to make an offer to make a Competitive Advance Loan. If a Bank submits a Competitive Advance Bid pursuant to this Section 2.07 specifying that such Bank is waiving the right to claim compensation under Section 3.03(c), 4.04(a) or 4.04(b), such Bank shall be deemed to have waived the right to claim such compensation under such Section 3.03(c), 4.04(a) or 4.04(b) in connection with any Competitive Advance Loan or Loans thereafter made by such Bank pursuant to such Competitive Advance Bid; and the Borrower shall be entitled to make a reasonable determination that a Competitive Advance Bid in which a Bank has waived the right to any such compensation is made at a Competitive Advance Bid Rate lower than an otherwise identical Competitive Advance Bid including no such waiver. The Administrative Agent shall (i) disclose the Competitive Advance Bids received to the relevant Borrower as promptly as reasonably practicable after the Bid Deadline, (ii) maintain all Competitive Advance Bids in confidence until each of them has been disclosed to such Borrower and
(iii) provide copies of all Competitive Advance Bids to the relevant Borrower as soon as practicable after completion of the bidding process set forth in this Section 2.07.

                 (d) A Borrower that made a Competitive Advance Loan Request shall, before the Competitive Advance Accept/ Reject Deadline, either

                 (i) cancel the Competitive Advance Loan Request by giving the Administrative Agent notice to that effect, or

                 (ii) accept one or more Competitive Advance Bids, in its sole discretion, by giving notice to the Administrative Agent of the principal amount of each Competitive Advance Loan (which principal amount shall be equal to or greater than the minimum amount offered by such Bank and equal to or less than the maximum amount offered by such Bank for such Competitive Advance Loan pursuant to Section 2.07(c)), to be made by each Bank, and reject any remaining Competitive Advance Bids, by giving the Administrative Agent notice to that effect; provided that the aggregate principal amount of such offers accepted by the Borrower shall be in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Competitive Alternate Currency Loan, a Dollar Equivalent Amount equal to at least $5,000,000 (calculated on the basis of the Exchange Rate in effect on the date of the Competitive Advance Loan Request)), each such notice to be in substantially the form of Exhibit C-5 (a "Competitive Advance Accept/Reject Notice"); provided that (A) the failure by such Borrower to give such notice in a timely fashion shall be deemed to be a rejection of all Competitive Advance Bids, (B) the Borrower shall not accept a Competitive Advance Bid made at a Competitive Advance Bid Rate if such Borrower has rejected a Competitive Advance Bid made at a lower Competitive Advance Bid Rate, (C) the aggregate principal amount of the Competitive Advance Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Advance Loan Request,
         (D) if the Borrower shall accept a Competitive Advance Bid made at a particular Competitive Advance Bid Rate but the amount of such Competitive Advance Bid shall cause the total amount of Competitive Advance Bids accepted by the Borrower to exceed the amount specified in the Competitive Advance Loan Request, then such Borrower shall (notwithstanding the minimum bid acceptance amount required by clause (F) below) accept a portion of such Competitive Advance Bid in an amount equal to the amount specified in the Competitive Advance Loan Request less the amount of all other Competitive Advance Bids accepted with respect to such Competitive Advance Loan Request, (E) if the Borrower shall accept Competitive Advance Bids made at a particular Competitive Advance Bid Rate but shall be restricted by other conditions hereof from borrowing the principal amount of Competitive Advance Loans specified in such Competitive Advance Loan Request in respect of which Competitive Advance Bids at such Competitive Advance Bid Rate have been made or if the Borrower shall accept Competitive Advance Bids made at a particular Competitive Advance Bid Rate but the aggregate amount of Competitive Advance Bids made at such Competitive Advance Bid Rate shall exceed the amount specified in the Competitive Advance Loan Request, then the Borrower shall accept a pro rata portion of each Competitive Advance Bid made at such Competitive Advance Bid Rate aggregating the portion of Competitive Advance Loans with respect to which Competitive Advance Bids at such Competitive Advance Bid Rate have been received (provided further that if the principal amount of Competitive Advance Loans to be so allocated is not sufficient to enable Competitive Advance Loans to be so allocated to each such Bank in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Competitive Alternate Currency Loan, a Dollar Equivalent Amount equal to at least $5,000,000 (calculated on the basis of the Exchange Rate in effect on the date of the Competitive Advance Loan Request)), the Borrower shall select the Banks to be allocated such Competitive Advance Loans in a principal amount (or, in the case of a Competitive Alternate Currency Loan, a Dollar Equivalent Amount (calculated on the basis of the Exchange Rate in effect on the date of the Competitive Advance Loan Request)) equal to not less than $5,000,000 but may round up allocations to the next higher integral multiple of $1,000,000 if necessary) and (F) except as provided in clauses (D) and (E) above, no Competitive Advance Bid shall be accepted for a Competitive Advance Loan unless such Competitive Advance Loan is in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Competitive Alternate Currency Loan, a Dollar Equivalent Amount equal to at least $5,000,000 (calculated on the basis of the Exchange Rate in effect on the date of the Competitive Advance Loan Request)).

                 (e) If the Borrower that made a Competitive Advance Loan Request notifies the Administrative Agent that such Competitive Advance Loan Request is cancelled in accordance with Section 2.07(d)(i), the Administrative Agent shall give prompt notice thereof to the Banks.

                 (f) If the Borrower that made a Competitive Advance Loan Request accepts one or more Competitive Advance Bids, the Administrative Agent shall promptly give notice (i) to each Bank that submitted a Competitive Advance Bid of the date and aggregate amount of such Competitive Advance Loan(s), the Competitive Advance Bid Rate thereon and whether or not any Competitive Advance Bid made by such Bank has been accepted by the Borrower,
(ii) to each Bank whose Competitive Advance Bid, or any portion thereof, has been accepted by the Borrower, of the amount of the Competitive Advance Loan to be made by such Bank and the date for repayment thereof, together with the Competitive Advance Rate or Competitive Advance Margin, as applicable, and any other terms applicable to such Competitive Advance Loan and (iii) to each Bank of the principal amounts and Competitive Advance Bid Rates specified in each of the Competitive Advance Bids submitted in response to the related Competitive Advance Loan Request.

                 (g) Following any acceptance by the Borrower and notification by the Administrative Agent pursuant to clause (f) above, and upon satisfaction or waiver of the conditions precedent contained in Article VI applicable thereto, each such Bank, through its Eurocurrency Lending Office or relevant Local Currency Lending Office, as applicable, shall disburse to such Borrower on the specified Borrowing Date, Competitive Advance Loans in the aggregate amount (and the applicable currency) accepted by such Borrower, in the manner and subject to the same terms and conditions set forth in Section 2.02(c) with respect to ABR Loans, mutatis mutandis.

                 (h) Nothing in this Section 2.07 shall be construed as a right of first offer in favor of the Banks or to otherwise limit the ability of a Borrower to request and accept credit facilities from any Person (including any Bank).

                 Section 2.08. Purpose of Loans; Sublimits. (a) Except as set forth in Sections 2.08(b) and 2.08(c), the proceeds of the Revolving Credit Loans will be used for general corporate purposes, which shall include the use thereof, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of funding or making payments on account of the purchase, redemption and retirement by API of any shares of capital stock of API or any related option, warrant or similar right.

                 (b) Subject to the satisfaction or waiver of the condition set forth in Section 6.05, the proceeds of ABR Loans made to API, or portions thereof, in an aggregate principal amount not exceeding $60,000,000 at any one time outstanding ("Sublimit A Loans"), may be applied, directly or indirectly, toward payments to employees of API or its Subsidiaries under severance arrangements or may be paid to a trust or otherwise set aside to assure the ability of API or any such Subsidiary to make such payments.

                 (c) Subject to the satisfaction or waiver of the condition set forth in Section 6.06, the proceeds of ABR Loans made to API, or portions thereof, in an aggregate principal amount not exceeding $150,000,000 at any one time outstanding ("Sublimit B Loans") shall be placed into the Account and, in accordance with the terms and conditions set forth in the Pledge Agreement such proceeds shall be applied, directly or indirectly, toward payments required pursuant to Section 13(a)(iii) of the 1970 Stock Plan or Section 3.1(d) of the 1993 Stock Plan or pursuant to any provision of a Stock Incentive Agreement or Stock Incentive Program thereunder, including payments for the repurchase of certain stock, stock options or rights or performance units held by employees upon a change in control.


                                   ARTICLE III

                        Interest, Conversion, Fees, Etc.

                 Section 3.01. Procedure for Interest Rate Determination. (a) Unless a Domestic Borrower shall request in a Revolving Credit Loan Request or in a Conversion Request that its Revolving Credit Loans, or portions thereof, bear interest as Revolving Eurodollar Loans, such Borrower's Revolving Credit Loans shall bear interest as ABR Loans.

                 (b) Each Competitive Advance Loan shall bear interest on the basis, or at the rate per annum, determined pursuant to Section 2.07 and
Section 3.03 or 3.04, as appropriate.

                 (c)  Sublimit A Loans and Sublimit B Loans may only be ABR
Loans.

                 Section 3.02. Interest on ABR Loans. Each ABR Loan shall bear interest from the date of such ABR Loan until paid in full, or (if converted into a Revolving Eurodollar Loan) to (but excluding) the first day of the relevant Interest Period, payable in arrears on the last day of each calendar quarter, commencing with the first such date after the date hereof, and on the date such Loan is repaid, at a rate per annum (on the basis of (i) a 365-day year (366 days in the case of a leap year) if the Base Rate is calculated based on the prime rate and (ii) a 360-day year if the Base Rate is calculated based on the Federal Funds Rate, for the actual number of days involved) equal to the sum of (x) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change and (y) in the case of a Sublimit A
Loan or a Sublimit B Loan, the Applicable Sublimit Margin.

                 Section 3.03. Interest on Eurocurrency Loans and Competitive Index Rate Loans. (a) Each Eurocurrency Loan and each Competitive Index Rate Loan shall bear interest from the date of such Loan to (but excluding) the last day of the relevant Interest Period, or (if earlier) to (but excluding) the Termination Date (in the case of a Revolving Eurodollar Loan) or the Maturity Date (in the case of a Competitive Index Rate Loan), payable in arrears
(A) with respect to Interest Periods of three months or less, on the last day of such Interest Period, and (B) with respect to Interest Periods longer than three months, on the date which occurs three months after the first day of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved (or, in the case of a Locally Funded Competitive Alternate Currency Loan, on the basis of the standard day count used for loans in the relevant Alternate Currency in the Principal Financial Center therefor)), with respect to each Interest Period, equal to the sum of (i) the Revolving Eurodollar Margin, in the case of a Revolving Eurodollar Loan, or the Competitive Advance Margin, in the case of a Competitive Index Rate Loan, and (ii) IBOR.

                 (b) The Interest Period for each Revolving Eurodollar Loan shall be selected by the relevant Borrower at least three Eurocurrency Business Days prior to the beginning of such Interest Period. If such Borrower fails to notify the Administrative Agent of the Interest Period for a subsequent Revolving Eurodollar Loan at least three Eurocurrency Business Days prior to the last day of the then current Interest Period of an outstanding Revolving Eurodollar Loan, then such outstanding Revolving Eurodollar Loan shall become an ABR Loan at the end of such current Interest Period.

                 (c) For so long as any Bank maintains reserves against "Eurocurrency Liabilities" pursuant to Regulation D of the Federal Reserve Board (or any successor regulation), each Borrower shall, subject to the two next succeeding sentences, contemporaneously with the related interest payments, pay additional interest on each Eurocurrency Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) IBOR divided by
(B) one minus the Eurodollar Reserve Percentage over (ii) IBOR. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that any Borrower may be required to make a payment pursuant to this Section 3.03(c). When requesting payment pursuant to this Section 3.03(c), each Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Absent demonstrable error, such certificate shall be binding as to the amounts of additional interest owing in respect of such Bank's Eurocurrency Loans.

                 Section 3.04. Interest on Competitive Absolute Rate Loans. Each Competitive Absolute Rate Loan shall bear interest from the date of such Competitive Absolute Rate Loan to (but excluding) its Maturity Date, payable in arrears on the date such Loan is repaid, at a rate per annum (on the basis of a 360-day year for the actual number of days involved) equal to the Competitive Advance Rate.

                 Section 3.05. Continuation and Conversion of Revolving Credit Loans. (a) A Domestic Borrower may request, by telephonic notice to the Administrative Agent of a Conversion Request, confirmed in writing in substantially the form of Exhibit D by no later than 4:00 P.M., New York time, on the same day, in advance of the requested Conversion Date as provided in the definition of "Conversion Request", that:

                 (i) all the outstanding ABR Loans of such Borrower, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into a Revolving Eurodollar Loan on the requested Conversion Date; or

             (ii) all the Revolving Eurodollar Loans of such Borrower having the same Interest Period, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into ABR Loans on the requested Conversion Date.

                 (b) Upon receipt of any such Conversion Request from a Domestic Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Effective on such Conversion Date and upon payment by such Borrower of the amounts, if any, required by Section 4.03, the Revolving Credit Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest as set forth in this Article III for the interest rate selected by such Borrower.

                 Section 3.06. Post-Maturity Interest. After maturity (whether by acceleration or otherwise) of any Loan, such Loan shall bear interest, payable on demand, at a rate per annum equal to the sum of (i) 2%, (ii) the Base Rate in effect from time to time, and (iii) the Applicable Sublimit
Margin, if any.

                 Section 3.07. Maximum Interest Rate. (a) Nothing in this Agreement or any other Credit Document shall require a Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Bank to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Bank by supervening provisions of U.S. federal law.

                 (b) If the amount of interest payable by a Borrower for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article III, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

                 Section 3.08. Fees. (a) The Borrowers, jointly and severally, agree to pay, in arrears on each Fee Payment Date, to the Administrative Agent for the account of the Banks, a fee (the "Facility Fee") computed by applying the applicable percentages per annum set forth below based on the ratings on each day of API's senior unsecured long-term debt (each range of ratings listed under any Level being inclusive of the ratings so listed) to the average daily amount of the Total Commitment during the quarterly period (or shorter period commencing with the Effective Date) ending on the Business Day immediately preceding such Fee Payment Date:

                                                        Facility Fee
                                                       Percentage Per
                                                           Annum
                                                       ---------------
Level 1
-------
         Moody's:     A1 or above                          0.0700%
         S&P:         A+ or above

Level II
--------
         Moody's:     A2                                   0.0750%
         S&P:         A
Level III
---------
         Moody's:     A3                                   0.0800%
         S&P:         A-
Level IV
--------
         Moody's:     Baa1/Baa2                            0.1250%
         S&P:         BBB+/BBB

Level V
-------
         Moody's:     Baa3 or below                        0.1750%
         S&P:         BBB- or below

For purposes of the foregoing, (a) if no rating for API's senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level V rating, (b) if the ratings established or deemed established by Moody's and S&P shall fall within different Levels, the Facility Fee shall be based upon the Level corresponding to the more favorable of such ratings and (c) if any rating established or deemed established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. If the rating system of either Moody's or S&P shall change prior to the Termination Date, API and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

                 (b) The Facility Fee shall be computed based on a 365-day year (366 days in the case of a leap year), for the actual number of days involved.


                                   ARTICLE IV

                            Disbursement and Payment

                 Section 4.01. Disbursement of Loans; Pro Rata Treatment of Banks. (a) ABR Loans shall be made by each Bank from its ABR Lending Office.

                 (b) Eurodollar Loans and other Euromarket Funded Loans shall be made by each Bank from its Eurocurrency Lending Office.

                 (c) Locally Funded Loans shall be made by each Bank from its Local Currency Lending Office for the relevant Alternate Currency.

                 (d) Each payment of a Facility Fee, each reduction of the Total Commitment and, except as expressly provided otherwise in this Agreement, each payment of principal of or interest on Revolving Credit Loans shall be apportioned among the Banks in proportion to each Bank's Pro Rata Share.

                 Section 4.02. Method of Payment. (a) All payments of principal of or interest on Revolving Credit Loans or Competitive Advance Loans (other than Competitive Alternate Currency Loans) shall be payable in Dollars. The Facility Fee also shall be payable in Dollars. All payments of principal of or interest on a Competitive Alternate Currency Loan shall be payable in the relevant Alternate Currency.

                 (b) All payments to be made by the Borrowers hereunder in Dollars shall be made not later than 2:00 P.M., New York time, on the date when due, in Federal or other funds immediately available in New York City, (i) in the case of payments of principal of, and interest on, Revolving Credit Loans and payments of a Facility Fee, to the Administrative Agent at its ABR Lending Office, (ii) in the case of payments of principal and interest on Competitive Advance Loans, to the Eurocurrency Lending Office or relevant Local Currency Lending Office for such Loan, as applicable.

                 (c) All payments to be made by a Borrower hereunder in an Alternate Currency shall be made not later than 2:00 P.M., local time in the relevant city, on the date when due, in such Alternate Currency in such funds as may then be customary for the settlement of international transactions in such Alternate Currency in London (in respect of Euromarket Funded Loans) or the Principal Financial Center for such Alternate Currency (in respect of Locally Funded Loans).

                 (d) Whenever any payment of principal of, or interest on, ABR Loans or Competitive Advance Loans denominated in Dollars shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, Eurocurrency Loans or Competitive Index Rate Loans shall be due on a day which is not a Eurocurrency Business Day, the date for payment thereof shall be extended to the next succeeding Eurocurrency Business Day unless such Eurocurrency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurocurrency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                 (e) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

                 (f) Any and all payments made by a Borrower to the Administrative Agent or the Banks hereunder shall be made without right of set-off, counterclaim or other defenses.

                 (g) The Administrative Agent will promptly cause any payments received by it to be distributed to each Bank for whose account payment has been made in like funds.

                 Section 4.03.  Compensation for Losses.  (a)  Compensation.  If
(i) a Domestic Borrower makes a prepayment of a Revolving Eurodollar Loan under
Section 2.06 (other than a prepayment to a Bank to which Additional Costs or Additional Amounts may be due that has not complied with its obligations under
Section 4.04(c)), or a Conversion Date selected by a Domestic Borrower pursuant to Section 3.05 falls on a day other than the last day of the Interest Period for the amount so converted or as to which a conversion of Eurocurrency Loans, or portions thereof, is made, (ii) a Borrower revokes any Borrowing Request for a Eurocurrency Loan (other than in accordance with Section 4.05(b)) or any Eurocurrency Loan or Competitive Advance Loan requested is not made because of the failure of the applicable conditions precedent specified in Section 6.02 to be satisfied, (iii) an outstanding Eurocurrency Loan, or any portion thereof, is converted into an ABR Loan pursuant to Section 4.05(a) or (iv) a Eurocurrency Loan or Competitive Advance Loan shall be declared to be due and payable prior to the scheduled maturity thereof pursuant to Section 8.01, then, subject to Section 4.03(b) and without duplication of any amounts described in
Section 3.03(d) or 4.04, the relevant Borrower shall be obligated to pay to the relevant Bank an amount that will compensate such Bank for any loss or premium, penalty or expense incurred by such Bank as a result of such prepayment, conversion, failure to borrow, declaration or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Eurocurrency Loan or Competitive Advance Loan, or any portion thereof. Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not borrowed or converted, for the period from the date of such payment or prepayment or conversion or failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure to borrow) in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, any margin included therein) over (ii) the amount of interest (as determined in good faith by such Bank) that would have accrued to such Bank on such amount by placing such amount (in the relevant currency) on deposit for a comparable period with leading banks in the relevant interbank market.

                 (b) Certificate, Etc. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that the Borrowers may be required to make any payment pursuant to this Section 4.03. When requesting payment pursuant to this Section 4.03, such Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth in reasonable detail the amount required to be paid by the Borrowers to such Bank and the computations made by such Bank to determine such amount. Such Borrower shall have a 30-day period following the receipt of such certificate (if such Borrower in good faith disagrees with the assertion that any payment under this Section 4.03 is due or with the amount shown as due on such certificate and so notifies such Bank of such disagreement within five Business Days following receipt of such certificate) to negotiate with such Bank, which negotiations shall be conducted by the respective parties in good faith, and to agree upon another amount that will adequately compensate such Bank, it being expressly understood that if such Borrower does not provide the required notice of its disagreement as provided above, then such Borrower shall pay the amount shown as due on the certificate on the tenth Business Day following receipt thereof and further if such Borrower does provide such required notice, and negotiations are entered into in good faith but do not result in agreement by such Borrower and such Bank within the 30-day period, then such Borrower shall pay the amount shown as due on the certificate on the last day of such period.

                 Section 4.04.  Withholding, Reserves and Additional Costs.
(a) Withholding. (i) All payments payable under this Agreement to a Bank (including payments of principal and interest on Loans) shall be made to such Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes ("Taxes"). If any Taxes are required to be withheld or deducted from any amount payable by a Borrower under this Agreement, then the amount so payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom (the amount of such increase, an "Additional Amount"), will yield to such Bank the amount stated to be payable under this Agreement. The relevant Borrower shall execute and deliver to any Bank upon its request such further instruments as may be necessary or desirable to give full force and effect to any such increase. The relevant Borrower shall also hold each

Bank harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within "Taxes"). If any of the Taxes specified in this Section 4.04(a) are paid by a Bank, the relevant Borrower shall, upon demand of such Bank, promptly reimburse such Bank for such payments, together with any interest, penalties and expenses incurred in connection herewith. Each Borrower shall deliver to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder. Notwithstanding the foregoing, the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank other than a Bank (i) that is a U.S. Person for U.S. federal income tax purposes or (ii) that has the Prescribed Forms on file with the Borrowers for the applicable year to the extent deduction or withholding of such taxes is not required as a result of such filing of such Prescribed Forms (unless the failure to leave such forms on file results from a change in law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof subsequent to the date hereof); provided that if the Borrowers shall so deduct or withhold any such taxes, the relevant Borrower shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

                 (ii) If any Bank has received or been granted a credit against or relief or remission for, or refund or repayment of, any Tax paid or payable by it in respect of or which takes account of any Tax with respect to which an Additional Amount was paid by a Borrower (an "Indemnified Tax") or other matter giving rise to such payment, such Bank shall, to the extent it determines in good faith that it can do so without prejudice to the retention of the amount of such credit, relief, remission, refund or repayment, pay to such Borrower such amount as such Bank shall determine in good faith to be attributable to such Indemnified Tax or other matter and which will leave such Bank (after such payment to the Borrower) in a position no better or worse than it would have been in had such Borrower not been required to deduct or withhold such Indemnified Tax or such other matter had not arisen; provided that such Borrower upon the written request of such Bank, shall return to such Bank the amount of any such refund, repayment or benefit of credit in the event that such Bank is required to repay such amount to the relevant Governmental Authority.

                 (b) Additional Costs. (i) Without duplication of any amounts payable described in Section 3.03(c), 4.04(a) or 4.04(b)(ii), if after the date hereof there shall have occurred any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof or the enactment of any law or regulation shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to any Bank's Commitment or its Eurocurrency Loans or (subject to Section 2.07(c)) Competitive Advance Loans or (B), subject such Bank to any tax, duty or other charge with respect to any of its Eurocurrency Loans or (subject to Section 2.07(c)) Competitive

Advance Loans or its obligations to make Eurocurrency Loans or shall change the basis of taxation of payments to such Bank of the principal of or interest on any of its Eurocurrency Loans (except for any increase or other change in or with respect to Excluded Taxes), or (C) impose on such Bank any other condition regarding this Agreement, its Commitment or the Loans and the result of any event referred to in clause (A), (B) or (C) shall be to increase the cost ("Additional Costs") to such Bank of maintaining its Commitment or making or maintaining its Eurocurrency Loans or (subject to Section 2.07(c)) Competitive Advance Loans or shall reduce the amounts received or receivable hereunder (which Additional Costs shall be calculated by such Bank in good faith in accordance with each Bank's internal policies, including any reasonable averaging and attribution methods) by an amount which such Bank in good faith shall determine to be material, then, subject to Sections 4.04(c) and (d), the relevant Borrower shall pay to such Bank an amount equal to such Additional Costs.

                 (ii)  Without duplication of any amounts described in
Section 3.03(c), 4.04(a) or 4.04(b)(i), if after the date hereof the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or instrumentality charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or instrumentality, has or would have the effect of reducing the rate of return on capital for such Bank or any corporation controlling such Bank as a consequence of its obligations under this Agreement to a level below that which such Bank shall determine in good faith that reasonably could have been achieved but for such adoption, change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy), then from time to time, subject to Sections 4.04(c) and (d), the relevant Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                 (c) Mitigation. If, with respect to a Bank, a condition arises or an event occurs after the date hereof that would, or would upon the giving of notice, result in the payment of any Additional Costs or Additional Amounts pursuant to this Section 4.04 or the delivery by such Bank of any notice described in the first sentence of Section 4.05, then such Bank, promptly upon becoming aware of the same, shall notify API (with a copy to the Administrative Agent) thereof and at API's request shall take such steps as may be available to it and acceptable to the Borrowers to mitigate the effects of such condition or event (which shall include efforts to book the Loans held by such Bank hereunder at another lending office of such Bank); provided that such Bank shall be under no obligation to take any step that, in its good faith judgment, would result in its incurring any Additional Costs, additional Taxes or other additional costs in performing its obligations hereunder (unless the Borrower has agreed to reimburse it for the same) or would, in the good faith judgment of such Bank, be materially disadvantageous to such Bank.

                 (d) Certificate, Etc. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that the Borrowers may be required to make any payment pursuant to this Section 4.04. When requesting payment pursuant to this Section 4.04, such Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank specifying the event giving rise to such claim and setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrowers to such Bank and the computations made by such Bank to determine such amount. Anything herein notwithstanding, no Bank shall have the right to demand payment of Additional Amounts or compensation for Additional Costs or a reduced rate of return under this Section 4.04 (i) with respect to any period more than 180 days prior to the date it has made a demand pursuant to this Section 4.04, (ii) to the extent that such Bank determines in good faith that the interest rate or margin on the relevant Loans appropriately accounts for any Additional Costs, (iii) pursuant to Section 4.04(b), unless demand thereunder is made in accordance with a policy of the Bank being applied in good faith to all borrowers similarly situated and (iv) pursuant to
Section 4.04(b) with respect to any Competitive Eurocurrency Loan if it shall have obtained actual knowledge of the change giving rise to such request at the time of submission of such Bank's Competitive Advance Bid pursuant to which such Competitive Eurocurrency Loan shall have been made, unless notice of such Bank's entitlement to such compensation shall have been furnished to the relevant Borrower at or prior to such time.

                 (e) Prescribed Forms. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will, to the extent it has not previously done so, deliver to API or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to API) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under the Notes without deduction or withholding of any United States federal income taxes. Each Bank further undertakes to deliver to API or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to API) (i) two further duly completed copies of the said Form 1001 or 4224, or successor applicable forms, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by a Borrower, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank from duly completing and delivering any such form with respect to it and such Bank advises API or the Administrative Agent (and the Administrative Agent agrees that it will advise
API) that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and (ii) two duly completed copies of any other form or certification that may become applicable to such Bank certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes.

                 Section 4.05. Unavailability and Impracticability. (a) If, after the date hereof, a Bank shall have determined in good faith that the making or maintenance of all or any part of such Bank's Eurodollar Loans or Competitive Alternate Currency Loans (in any such case the currency in which any such Loan is denominated is herein referred to as, an "Affected Currency")
(i) has been made unlawful because of compliance by such Bank with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of such body (whether or not having the effect of law) or
(ii) impracticable because deposits in the Affected Currency in the amounts and requested maturities of such Loans are not available to the Bank in the applicable interbank market, then the Administrative Agent, upon receipt of written notice of such determination by such Bank, shall forthwith advise the other Banks and API thereof. After the date specified in such notice and until such time as the Administrative Agent, upon receipt of written notice to it by such Bank, shall notify API and the other Banks that the circumstances specified by it in such notice no longer apply, then notwithstanding any other provision of this Agreement:

                 (i) the foregoing Loans of such Bank denominated in the Affected Currency shall automatically be converted to ABR Loans without any requirement of compliance by the Borrowers with Section 3.05, 4.03 or 4.04;

                 (ii) the obligation of such Bank to allow borrowing, conversion and renewals of such Loans denominated in the Affected Currency shall be suspended, and, if the Borrower shall request in a Revolving Credit Loan Request or Conversion Request that such Bank make such a Loan denominated in the Affected Currency, the Loan requested to be made by such Bank shall instead be made as an ABR Loan; and

                 (iii) such Bank shall not submit any Competitive Advance Bid with respect to Competitive Advance Loans denominated in the Affected Currency.

Such Bank shall promptly notify the Administrative Agent, which thereupon shall promptly notify API, when such specified circumstances no longer apply.

                 (b) With respect to any Competitive Alternate Currency Loan, if there shall occur after the Effective Date and on or prior to the Borrowing Date any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which the Administrative Agent shall have determined in good faith would make it impracticable for such Loan to be denominated in the Alternate Currency requested by the Borrower, the Administrative Agent shall forthwith (but not later than two Domestic Business Days before the date of such Loan if such change occurred at least three Domestic Business Days before the date of such
Loan) give notice thereof to such Borrower and the Bank, and such Loans shall not be denominated in such Alternate Currency but shall be made on the Borrowing Date as ABR Loans unless the Borrower shall notify the Administrative Agent at least two Domestic Business Days before the Borrowing Date that it elects not to borrow on such date.

                 Section 4.06. Substitution of Banks. If any Bank (a) shall request any compensation or indemnity under Section 4.03 or 4.04 or (b) shall give any notice described in the first sentence of Section 4.05, the Borrowers shall have the right to require such Bank to assign all its interests, rights and obligations under this Agreement to another Bank or financial institution identified by the Borrowers with the assistance of the Administrative Agent (and the Administrative Agent agrees to use its reasonable efforts so to assist the Borrowers); provided, however, that (i) such assignment shall not conflict with any applicable statute, law, rule, regulation, order or decree of any Governmental Authority and (ii) the assigning Bank shall have received from the Borrowers and/or such assignee full payment of the principal of all then-outstanding Loans made by such Bank hereunder, together with accrued and unpaid interest thereon, and (provided that such Bank has complied with its obligations under Section 4.04(c)) all other amounts owed to it hereunder.


                                    ARTICLE V

                         Representations and Warranties

                 Section 5.01. Representations and Warranties of the Borrowers. The Borrowers severally represent and warrant that:

                 (a) Corporate Existence and Power. Each Borrower has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted.

                 (b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of each of the Credit Documents to which such Borrower is a party are within the corporate powers of such Borrower and have been duly authorized by all necessary corporate action of such Borrower, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene in any material respect, or constitute a material default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws (or similar constitutive instruments) of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or result in the creation or imposition of any material Lien on any asset of any Borrower or any Material Subsidiary.

                 (c) Binding Effect. Each of the Credit Documents constitutes a valid and binding agreement of each Borrower party thereto, respectively, and any Notes will constitute valid and binding agreements of the Borrower party thereto when executed and delivered in accordance with this Agreement, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors' rights generally, and to general equity principles, regardless of whether considered in a proceeding in equity or at law.

                 (d) Financial Information. (i) The consolidated balance sheet of API and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by Coopers & Lybrand and filed with the SEC in API's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of API and its Consolidated Subsidiaries as of such date and its consolidated results of operations and cash flows for such fiscal year.

                  (ii) The unaudited balance sheet of API and its Consolidated Subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of income and cash flows for the three-month period then ended, as filed with the SEC in API's Quarterly Report on

         Form 10-Q for the quarter ended March 31, 1996, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements of API referred to in Section 5.01(d)(i), the consolidated financial position of API and its Consolidated Subsidiaries as of such date and its consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

                 (iii) As of the date hereof, there has been no material adverse change since December 31, 1995 in the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

                 (e) Litigation. Except as disclosed in the reports or financial statements referred to in Section 5.01(d), or in Schedule 5.01(e), as of the date hereof, there is no action, suit or proceeding pending, or to the knowledge of API or ACC threatened, against API or any Subsidiary in which there is a reasonable possibility of an adverse decision which would be reasonably likely to materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole, or in any manner seeks to avoid the obligations of any Borrower to repay Loans or of API under the guaranty set forth in Article X.

                 (f) Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that any failure so to be in compliance would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole. As of the date hereof, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
         Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under
         Section 4007 of ERISA.

                 (g) Taxes. United States federal income tax returns of API and its domestic Subsidiaries have been examined and closed through the fiscal year ended December 31, 1984. API and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by API or any Subsidiary, except for assessments being contested in good faith by appropriate proceedings and as to which API or such Subsidiary has set aside adequate reserves on its books. The charges, accruals and reserves on the books of API and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of API, adequate in all material respects.

                 (h) Material Subsidiaries. Each Material Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of any of the foregoing would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

                 (i) Investment Company Act. No Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (j) Disclosure. All information heretofore furnished by the Borrowers to the Administrative Agent or any Bank in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby was true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified. API has disclosed to the Banks in writing any and all facts known to API which it reasonably believes materially and adversely affect or may materially and adversely affect (to the extent API can now reasonably foresee) the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

                 (k) Environmental Matters. In the ordinary course of its business, API conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of API and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, API has reasonably concluded that, as of the date hereof, Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition, or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

                 (l) Federal Reserve Regulations. After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the consolidated assets of API (based on book value or another reasonable measure) will consist of or be represented by "margin stock" within the meaning of Regulation U of the Federal Reserve Board.

                                   ARTICLE VI

                              Conditions Precedent

                 Section 6.01. Conditions to Effectiveness. This Agreement shall not become effective until the earliest date (the "Effective Date") on which each of the following conditions precedent shall have been satisfied, or waived in writing by the Banks:

                 (a)  Agreements.  The Administrative Agent shall have received
         (i) this Agreement, duly executed and delivered by each of the Banks and the Borrowers and (ii) the Pledge Agreement, in substantially the form of Exhibit E, duly executed and delivered by API and (if the Collateral Agent is a Person other than the Administrative Agent) the Collateral Agent.

                 (b) Evidence of Corporate Action. The Administrative Agent shall have received the following:

                      (i) API. (A) a copy of the Restated Certificate of Incorporation, as amended, of API, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of New York, and a certificate as to the good standing of API as of a date not earlier than four Business Days prior to the Effective Date, from such Secretary of State;

                      (B)  a certificate of the Secretary or Assistant
                 Secretary of API, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of API as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of API authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of API has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i)(A) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of the API;

                      (C) a certificate of a Responsible Officer of API as to the incumbency and specimen signature of the Secretary or Assistant Secretary of API executing the certificate described in clause (i)(B) above;

                      (ii) ACC. (A) a copy of the Certificate of Incorporation, as amended, of ACC, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of ACC as of a date not earlier than four Business Days prior to the Effective Date, from such Secretary of State;

                      (B)  a certificate of the Secretary or Assistant
                 Secretary of ACC, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of ACC as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of ACC authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of ACC has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause
                 (ii)(A) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of ACC; and

                      (C) a certificate or certificates of a Responsible Officer of ACC as to the incumbency and specimen signature of the Secretary or Assistant Secretary of ACC executing the certificate described in clause (ii)(B) above.

                 (d) Repayment of Outstanding Loans. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that all Loans outstanding under the Original Credit Agreement, and all interest and fees that are payable thereunder, shall have been paid in full.

                 Section 6.02. Conditions to Each Loan. The obligations of each Bank to make any Loan (including the initial Loans) are subject to the conditions that the Effective Date shall have occurred and that, on the Borrowing Date of each such Loan and after giving effect thereto, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks, and upon such satisfaction or waiver each such Bank will give a written confirmation of the same to the relevant Borrower upon request:

                 (a) Borrowing Request. The Administrative Agent shall have received from such Borrower a Borrowing Request, in the appropriate form and in the manner contemplated hereby.

                 (b) Absence of Defaults. No Default or Event of Default shall have occurred and be continuing; provided, however, that in the case of (i) a Sublimit A Loan the proceeds of which are to be used to make payments to employees under severance arrangements or to be paid to a trust or otherwise set aside to assure the ability of API or a Subsidiary to make such payments or (ii) a Sublimit B Loan, a Change of Control Default shall not constitute a Default or an Event of Default for purposes of this Section 6.02(b).

                 (c) Representations and Warranties. The representations and warranties contained in Section 5.01 shall have been true when made and (other than the representations and warranties contained in Sections 5.01(d)(iii) and 5.01(e) or any other representations or warranties that expressly relate to a date certain) shall be true and correct with the same effect as though such representations and warranties had been made at the time of such Loan; and each Borrower shall have complied with all of its respective covenants and agreements contained in this Agreement; provided that, in the case of a Sublimit A Loan or a Sublimit B Loan, any event or condition arising directly as a result of a Change of Control Default shall be disregarded for purposes of determining the truth or correctness of representations and warranties and compliance with covenants and agreements solely for purposes of this Section 6.02(c).

                 Section 6.03. Satisfaction of Conditions Precedent. Acceptance by a Borrower of the proceeds of any Loan shall be deemed to constitute a certification of such Borrower that, as of the relevant Borrowing Date, each of the applicable conditions precedent in Section 6.02 has been satisfied or waived in writing.

                 Section 6.04. Offshore Borrowers. In the case of the first Loans to be made to an Offshore Borrower, in addition to the conditions set forth in Section 6.02, the obligations of each Bank to make such Loans are subject to the condition that, on the Borrowing Date of each such Loan, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks, and upon such satisfaction or waiver each Bank will give written confirmation of the same to the relevant Offshore Borrower:

                 (a) Designation and Confirmation. The Administrative Agent shall have received an Offshore Borrower Designation and an Offshore Borrower Confirmation, in substantially the forms of Exhibits F-2 and F-3, respectively, duly executed and delivered by API and such Offshore Borrower, respectively;

                 (b) Bank Consent. In the case of an Offshore Borrower not listed on Schedule 6.04, all the Banks shall have consented to the designation of that Offshore Borrower as such; and

                 (c) Evidence of Corporate Action. The Administrative Agent shall have received:

                       (i) a certificate of the Secretary or Assistant Secretary
                 (or similar official) of such Offshore Borrower, dated the Borrowing Date, and certifying (A) that attached thereto is a true and complete copy of the constitutive instruments of such Offshore Borrower as in effect on such date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Offshore Borrower authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of such Offshore Borrower; and

                       (ii) a certificate or certificates of a Responsible Officer of such Offshore Borrower as to the incumbency and specimen signature of the Secretary of Assistant Secretary (or similar official) of such Offshore Borrower executing the certificate described in clause (i) above.

                 Section 6.05.  Sublimit A Loans.  With respect to any
Sublimit A Loan the proceeds of which are to be used to make payments to employees of API or its Subsidiaries under severance arrangements or to be paid to a trust or otherwise set aside to assure the ability of API or any such Subsidiary to make such payments, the obligation of each Bank to make such Loan is subject (in addition to the conditions in Section 6.02) to the condition that prior to such application of proceeds there shall have been delivered to the Banks an opinion of counsel for API (which counsel shall be reasonably acceptable to the Administrative Agent) substantially to the effect set forth in Exhibit F-1 with respect to such severance arrangements.

                 Section 6.06.  Sublimit B Loans.  With respect to any
Sublimit B Loan, the obligation of each Bank to make such Loan is subject (in addition to the conditions in Section 6.02) to the condition that a Person or group of Persons (other than a group including the senior management of API) shall have (a) commenced a tender or exchange offer after which such person or group would, if successful, have beneficial ownership of at least 20% of the voting stock of API, (b) commenced a proxy solicitation for the election of directors, or a proxy solicitation for the approval of any transaction that, if approved by the shareholders of API, would result in API's being obligated to make payments pursuant to Section 13(a)(iii) of the 1970 Stock Plan or
Section 3.1(d) of the 1993 Stock Plan or pursuant to any provision of a Stock Incentive Agreement or Stock Incentive Program thereunder, including payments for the repurchase of certain stock, stock options or rights or performance units held by employees, or (c) made a publicly announced offer to acquire API at a specified price, in cash or otherwise, whether or not such offer is binding.


                                   ARTICLE VII

                                    Covenants

                 Section 7.01.  Affirmative Covenants.  API (and, in the case of
Section 7.01(f), each Borrower (on and after the date on which it shall become a Borrower)) agrees that, so long as any Bank has in effect any Commitment hereunder or any amount payable on any Loan remains unpaid:

                 (a)  Financial Information.  API will deliver to each of the
         Banks:

                        (i) as soon as available and in any event within 95 days after the end of each fiscal year of API, a consolidated balance sheet of API and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Coopers & Lybrand or other independent public accountants of nationally recognized standing;

                       (ii) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of API, a consolidated balance sheet of API and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter all reported in a manner acceptable to the SEC and all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Responsible Officer of API;

                          (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of API (A) setting forth in reasonable detail the calculations required to establish whether API was in compliance with the requirements of Section 7.02(d), on the date of such financial statements and
                 (B) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which API is taking or proposes to take with respect thereto;

                       (iv) simultaneously with the delivery of each set of financial statements referred to in clause (A) above, a statement of the firm of independent public accountants which reported on such statements (A) whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and
                 (B) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (iii) above;

                          (v) within five days of any Responsible Officer of the
                 Borrower or API obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of API stating that such certificate is a "Notice of Default" and setting forth the details thereof and the action which API is taking or proposes to take with respect thereto;

                          (vi) promptly upon the mailing thereof to the shareholders of API generally, copies of all financial statements, reports and proxy statements so mailed;

                          (vii) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which API or the Borrower shall have filed with the SEC;

                          (viii) if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice, (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under

                 Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice, (D) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application, (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC, (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Treasurer or chief financial officer of API setting forth details as to such occurrence and action, if any, which API or applicable member of the ERISA Group is required or proposes to take; and

                       (ix) from time to time, such additional information
                 regarding the financial position or business of the Borrowers (including notification of any change in the ratings assigned to API by S&P or Moody's) as the Administrative Agent, at the request of any Bank, may reasonably request.

                 (b) Maintenance of Property; Insurance. (i) API will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                 (ii) API will maintain, and will cause each Subsidiary to maintain, (A) physical damage insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, (B) public liability insurance (including products/completed operations liability coverage) in an amount not less than $100,000,000 and (C) such other insurance coverage in such amounts and with respect to such risks (including without limitation risks relating to assets or businesses sold by API and its Subsidiaries) as the Required Banks may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than B+ or insurers listed in Schedule 7.01(b) or otherwise approved in writing by the Required Banks. API will deliver to the Administrative Agent (A) upon request of any Bank through the Administrative Agent from time to time full information as to the insurance carried, (B) within five days of receipt of notice by API (but not later than 15 days after receipt by any Subsidiary of any such notice) from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (C) forthwith, notice of any cancellation or nonrenewal of coverage by API.

                 (c) Continuation of Business. API and its Subsidiaries will continue to engage in business of the same general type as conducted by API and its Subsidiaries on the date hereof, considered as a whole. Except as permitted in Section 7.02(a), API will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

                 (d) Compliance with Law. API will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure so to comply would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

                 (e) Books, Records and Inspection. API will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

                 (f) Use of Proceeds. The proceeds of each Loan (i) will be used by the relevant Borrower for the purposes described in
         Section 2.08 and (ii) will not be used by such Borrower in violation of any applicable law or regulation, including Regulation U and Regulation X of the Federal Reserve Board.

                 Section 7.02. Negative Covenants. API agrees that, so long as any Bank has any Commitment hereunder or any Loan remains unpaid:

                 (a) Mergers, Consolidations and Sales of Assets. API will not, and will not permit ACC to, consolidate with or merge with or into any other person or sell, convey or otherwise transfer its properties or assets substantially as an entirety to any Person or Persons, except that (i) API may merge with a person that is a U.S. corporation, so long as API is the corporation surviving such merger and no Default or Event of Default shall have occurred or be continuing immediately after such merger, and (ii) ACC may consolidate with or merge with or into API or any Wholly owned Subsidiary.

                 (b) Negative Pledge. API will not and will not permit any Subsidiary to create, assume or suffer to exist any Lien on any asset (including, without limitation, any stock of any Material Subsidiary) now owned or hereafter acquired by it, except:

                        (i) Liens existing on the date hereof securing obligations not exceeding $26,000,000 in aggregate amount;

                       (ii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                      (iii) any Lien on any assets securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

                       (iv) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 7.02(b), provided that such Debt is not increased and is not secured by any additional assets;

                        (v) any Lien existing on any asset prior to the acquisition thereof by API or a Consolidated Subsidiary and not created in contemplation of such acquisition;

                       (vi) Liens for taxes or assessments and similar charges either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of API and its Subsidiaries;

                      (vii) Liens arising out of judgments or awards against API or any Consolidated Subsidiary with respect to which API or such Consolidated Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, provided that (A) API or such Consolidated Subsidiary, as the case may be, shall have secured, within 60 days after the creation thereof, an effective stay of execution pending such appeal or review, and
                 (B) the aggregate amount of such judgments and awards shall not exceed $200,000,000;

                     (viii) Liens for minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of the real properties of API and the Consolidated Subsidiaries, considered as a whole, or materially impair their use in the operation of the business of API or the Consolidated Subsidiary owning the same;

                       (ix) Liens of Consolidated Subsidiaries securing Debt of such Consolidated Subsidiaries to API;

                        (x) Liens securing Debt of up to an aggregate principal amount of (Yen)12,500,000,000 owing by Avon Japan, without recourse to API or any Subsidiary (other than Avon Japan), pursuant to the Avon Japan Credit Agreement, provided, that the tenor of such Debt and the security, if any, provided therefor shall be as set forth in such Credit Agreement as in effect on the date hereof;

                       (xi) Liens in favor of the Administrative Agent, the Collateral Agent or any Bank and any Liens arising under the Pledge Agreement; and

                      (xii) any other Liens incurred in the ordinary course of business, provided that the aggregate amount of all such other Liens incurred in the ordinary course of business shall not exceed $30,000,000 at any time outstanding.

                 (c) Ownership of ACC. API will at no time own less than 100% of each outstanding class of capital stock of ACC.

                 (d) Interest Coverage Ratio. As of the last day of each fiscal quarter of API, the Interest Coverage Ratio will not be less than 4:1.


                                  ARTICLE VIII

                                Events of Default

                 Section 8.01. Events of Default. If one or more of the following events (each, an "Event of Default") shall have occurred and be continuing:

                 (a) A Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five Business Days after the date when due any interest, Facility Fee or other amount payable hereunder;

                 (b) API shall fail to observe or perform any of its covenants contained in Section 7.02;

                 (c) A Borrower shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to API by the Administrative Agent at the request of any Bank;

                 (d) Any representation, warranty, certification or statement made by a Borrower in this Agreement, the Pledge Agreement or in any certificate, financial statement or other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made (it being understood that good faith projections that are reasonable when made shall not be considered representations, warranties, certifications or statements for purposes of this
         Section 8.01(d));

                 (e) API, ACC, or any Material Subsidiary shall fail to make any payment in respect of Debt, other than Debt under this Agreement or any Notes, having an aggregate principal or face amount of $25,000,000 or more when due or within any applicable grace period;

                 (f) Any event or condition (other than those covered by clause (e) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of API or any Material Subsidiary having an aggregate principal amount of $25,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of API or any Material Subsidiary having an aggregate principal amount of $25,000,000 or more to be accelerated;

                 (g) API, ACC, or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;

                 (h) An involuntary case or other proceeding shall be commenced against API or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against API or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

                 (i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a)(1) of ERISA, shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
         Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

                 (j) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against API or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days; or

                 (k)  A Change of Control of API;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrowers, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrowers, declare the Loans and any Notes (together with accrued interest thereon) to be, and such Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the Events of Default specified in clause (g) or (h) above, without any notice to the Borrowers or any other act by the

Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans and any Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                 Section 8.02. Notice of Default. The Administrative Agent shall give written notice to the Borrowers of the occurrence of any Event of Default under Section 8.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                   ARTICLE IX

                     The Administrative Agent and the Banks

                 Section 9.01. The Agency. Each Bank appoints The Chase Manhattan Bank as its Administrative Agent hereunder and irrevocably authorizes The Chase Manhattan Bank to take such action on its behalf and to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto, including the exercise by the Administrative Agent of powers delegated to the Administrative Agent and the Banks thereby, and The Chase Manhattan Bank hereby accepts such appointment subject to the terms hereof. The relationship between the Administrative Agent and the Banks shall be that of agent and principal only and nothing herein or therein shall be construed to constitute the Administrative Agent a trustee for any Bank nor to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.

                 Section 9.02. The Administrative Agent's Duties. The Administrative Agent shall promptly forward to each Bank copies, or notify each Bank as to the contents, of all notices and other communications received from a Borrower pursuant to the Credit Documents. As to any other matter not expressly provided for herein or therein, the Administrative Agent shall have no duty to act or refrain from acting with respect to a Borrower, except upon the written instructions of the Required Banks. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note written notice of the transfer of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks and, except as otherwise specifically provided for herein, such instructions and any action or inaction pursuant thereto shall be binding upon all the Banks and each subsequent holder of any Loan. The Administrative Agent shall not be bound by any waiver, amendment, supplement, or modification of any Credit Document which affects its duties as Administrative Agent, unless it shall have given its prior written consent thereto. The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements binding upon a Borrower pursuant to any Credit Document nor shall it be deemed to have knowledge of the occurrence of any Default or Event of Default, unless it shall have received written notice from a Borrower or a Bank specifying such Default or Event of Default and stating that such notice is a "Notice of Default".

                 Section 9.03. Sharing of Payments and Expenses. All funds for the account of the Banks received by the Administrative Agent in respect of payments made by a Borrower pursuant to, or from any Person on account of, any

Credit Document shall be distributed forthwith by the Administrative Agent among the Banks, in like currency and funds as received, ratably in proportion to their respective interests therein. In the event that any Bank shall receive from a Borrower or any other source any payment of, on account of, or for or under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker's lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than in proportion to its Pro Rata Share, then such Bank shall purchase at par from each other Bank so much of its interest in obligations of the Borrowers as shall be necessary in order that each Bank shall share such payment with each of the other Banks in proportion to each Bank's Pro Rata Share. In the event that any purchasing Bank shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.

                 Section 9.04. The Administrative Agent's Liabilities. Each of the Banks and the Borrowers agrees that (a) neither the Administrative Agent in such capacity nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for its or their own gross negligence or wilful misconduct, (b) neither the Administrative Agent in such capacity nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Administrative Agent and (c) the Administrative Agent in such capacity shall be entitled to rely upon any notice (telephonic or written), consent, certificate, statement or other document (including any telegram, cable, telex, facsimile or telephone transmission) believed by it to be genuine and correct and to have been given, signed and/or sent by the proper Persons.

                 Section 9.05. The Administrative Agent as a Bank. The Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Administrative Agent, and the terms "Bank" or "Banks", unless the context otherwise indicated, include the Administrative Agent in its individual capacity. The Administrative Agent may maintain deposits or credit balances for, invest in, lend money to and generally engage in any kind of banking business with API or any Subsidiary or affiliate of API as if it were any other Bank and without any duty to account therefor to the other Banks.

                 Section 9.06. Bank Credit Decision. Neither the Administrative Agent nor any of its officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Banks as to, (a) the condition, financial or otherwise, of API or any Subsidiary thereof or the truth of any representation or warranty given or made in, or in connection with, any Credit Document or (b) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of any Credit Document or any related document or instrument. Except as specifically provided herein and in the other Credit Documents to which the Administrative Agent is a party, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Borrowers, whether such information comes into the Administrative Agent's possession on or before the date hereof or at any time thereafter. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Credit Documents to which it may become a party. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document.

                 Section 9.07. Indemnification. Each Bank agrees (which agreement shall survive repayment of the Loans) to indemnify the Administrative Agent, to the extent not reimbursed by the Borrowers, ratably in accordance with its respective Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitment shall have terminated and the Loans shall have been paid in full, ratably in accordance with its respective Commitment immediately prior to such date), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document, or any action taken or omitted to be taken by the Administrative Agent under any Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its officers or employees. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in such capacity in connection with the enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements hereto or thereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

                 Section 9.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and API, and the Administrative Agent may be removed at any time by the Required Banks by giving written notice thereof to the Administrative Agent, the other Banks and API at least 10 Business Days prior to the effective date of such removal. Upon any such resignation or removal, the Required Banks, with the prior written consent of API (which consent shall not be unreasonably withheld), shall have the right to appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having a capital and surplus of at least $250,000,000 (a "Qualified Administrative Agent"). If no such successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the resigning Administrative Agent's giving of notice of resignation, or the Required Banks' giving notice of removal, as the case may be, the resigning or removed Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Qualified Administrative Agent as set forth in this Section 9.08. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigned or removed Administrative Agent, and the resigned or removed Administrative Agent shall be discharged from its duties and obligations in such capacity under this Agreement and any other Credit Documents. After any Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.


                                    ARTICLE X

                                  The Guaranty

                 Section 10.01. The Guaranty. API unconditionally and irrevocably guarantees the prompt payment when due of all present and future obligations and liabilities of all kinds (including post-petition interest, whether or not such interest constitutes an allowed claim in the related bankruptcy or insolvency proceeding) of each other Borrower to the Banks under any Credit Document, whether incurred by such Borrower as maker, endorser, drawer, acceptor, guarantor, accommodation party or otherwise, and whether due or to become due, secured or unsecured, absolute or contingent, joint or several, and howsoever or whenever incurred by such Borrower (the "Guaranteed Obligations").

                 Section 10.02. Absolute Guaranty. API's obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument evidencing the Guaranteed Obligations or by the existence, legality, validity, enforceability (including as a result of a bankruptcy, reorganization or similar proceeding), perfection, or extent of any collateral therefor or by any other circumstance relating to the Guaranteed Obligations or the Borrowers (other than API) which might otherwise constitute a defense available to any surety or guarantor or to this Guaranty. The Banks make no representation or warranty in respect of any such circumstance and have no duty or responsibility whatsoever to API with respect to the management or maintenance of the Guaranteed Obligations or any collateral therefor. The Banks shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that a Borrower becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Banks so to file shall not affect API's obligations hereunder. In the event that any payment to the Banks in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, API shall remain liable hereunder in respect of such Guaranteed Obligation as if such payment had not been made.

                 Section 10.03. Consents, Waivers and Renewals. API agrees that the Banks may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of API, extend the time of payment of, exchange or surrender any collateral for, or renew any Guaranteed Obligations, and may also make any agreement with ACC, an Offshore Borrower or with any other party to or person liable on any Guaranteed Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Banks, ACC, an Offshore Borrower or any such other party or person, without in any way impairing or affecting this Guaranty. API agrees that the Banks may resort to API for payment of any Guaranteed Obligations, whether or not the Banks shall have resorted to any collateral security, or shall have proceeded against any Borrower or other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations.

                 Section 10.04. Subrogation. API will not exercise any rights which it may acquire by way of subrogation or by any indemnity, reimbursement or other agreement, and shall not exercise any right of recourse to any assets or property of any other Borrower held for the payment and performance of the Guaranteed Obligations. If any amount shall be paid to API in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

                 Section 10.05. Security. Without limiting any other right of each Bank, upon the occurrence of an Event of Default that is continuing, to the fullest extent permitted by law, whenever any of the Guaranteed Obligations shall become due (whether by acceleration or otherwise), such Bank at its sole election may set off against the Guaranteed Obligations owing to such Bank all moneys then standing to the credit of API on the books of such Bank. Any Bank exercising its rights under this Section 10.05 shall give notice thereof to API, the relevant Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 Section 10.06. Continuing Guaranty. API's obligations hereunder shall remain in full force and effect until the principal of and interest on the Loans and all other amounts payable by any other Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on the Loans or any other amount payable by any such Borrower under this Agreement is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, API's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

                 Section 10.07. Waiver of Notice. API waives notice of the acceptance of this Guaranty and of the making of any loans or extensions of credit to any other Borrower, presentment to or demand or payment from anyone whomsoever liable upon any of the Guaranteed Obligations, presentment, demand, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever.


                                   ARTICLE XI

                                  Miscellaneous

                 Section 11.01. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                 Section 11.02. Set-off. Each Bank is hereby authorized at any time and from time to time upon the occurrence of an Event of Default that is continuing, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Bank (other than the Account and any obligations in respect of Collateral) to or for the credit or the account of a Borrower against any and all payment obligations of such Borrower under this Agreement then owing to such Bank, irrespective of whether such Bank shall have made any demand under this Agreement. The rights of each Bank under this Section 11.02 are in addition to any other rights and remedies (including other rights of set-off) which such Bank may have. Any Bank exercising its rights under this Section 11.02 shall give notice thereof to

API, the relevant Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 Section 11.03. Expenses. API agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Banks, including the reasonable fees and disbursements of one firm of counsel (plus one firm of local counsel in any relevant jurisdiction to the extent necessary or appropriate in connection with any proceeding relating to enforcement) chosen from time to time to represent the Banks as a group in connection with the negotiation and execution of the Credit Documents and, if necessary, in connection with the administration and enforcement of any provisions of the Credit Documents.

                 Section 11.04. Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed by each of the Borrowers and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment, modification, supplement or waiver shall, unless signed by all the Banks, (i) subject to Section 2.04, increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) release API from any obligations under
Article X or (v) amend or waive the provisions of this Section 11.04 or the definition of "Required Banks".

                 Section 11.05. Cumulative Rights and No Waiver. Each and every right granted to the Administrative Agent and the Banks under any Credit Document, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

                 Section 11.06. Notices. Except as specified in Articles I, II or III, any communication, demand or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below.

                 A communication, demand or notice given pursuant to this
Section 11.06 shall be addressed:

                 If to any Borrower, to such Borrower at (or in care of):

                          Avon Products, Inc.
                          9 West 57th Street
                          New York, New York 10019

                          Telex: 423899 or 23560
                          Answerback:  AVON UR
                          Telephone: (212) 546-6491
                          Telecopy:  (212) 546-6166
                          Attention:  Mr. Dennis Ling
                          Vice President - Treasurer

                 If to the Administrative Agent, to it at:

                          The Chase Manhattan Bank
                          270 Park Avenue
                          New York, New York 10017

                          Telephone:  (212) 270-3641
                          Telecopy:   (212) 270-1063
                          Attention:  Carol Ulmer


                 provided, that notices to be given pursuant to Articles II, III or IV (other than notices pursuant to Section 2.07, which shall be directed as set forth in Exhibit C-1) hereunder shall be given to the Administrative Agent at;

                          The Chase Manhattan Bank Agency Services
                          140 East 45th Street
                          29th Floor
                          New York, New York  10017

                          Telephone:  (212) 622-0688
                          Telecopy:   (212) 622-0002
                          Attention:  Anne Hickey

                 If to any Bank, to it at the address designated as its address for notices on Schedule 2.01.

                 Unless otherwise provided herein, any notice which is required to be given in writing or by telephone pursuant to the terms of this Agreement may be given by telex, telecopy or facsimile transmission. Any party from time to time may change its address for notices by notice to the other Banks, the Agent and the Borrower in the manner provided in this subsection.

                 Each notice delivered in writing to API hereunder shall be deemed delivered to all the Borrowers.

                 Section 11.07. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                 Section 11.08. Parties in Interest. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Borrowers and the Banks and their respective successors. Except as permitted in Section 11.08(c), no interest in the Commitment of any Bank or any Loan, nor any right of a Bank under the Credit Documents, may be assigned to any Person that was not, prior to such assignment, a Bank hereunder. No Borrower shall assign or delegate any of its respective rights or obligations hereunder, without the prior written consent of all the Banks. Any purported assignment in contravention of this Section 11.08 shall be null and void.

                 (b) Participations. Any Bank, in the ordinary course of its business and in accordance with applicable law, may at any time grant to one or more banks or other financial institutions (each, a "Participant") participating interests in its Commitment or any or all of its Revolving Credit Loans; provided that such Bank gives written notice of the granting of such participation to API. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to either Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.
Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers under the Credit Documents including the right to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in Sections 11.04
(i) through (v), inclusive, without the consent of the Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04 with respect to its participating interest; provided that (i) all amounts payable to a Bank for the account of a Participant under Sections 4.03 and 4.04 shall be determined as if such Bank had not granted such participation to the Participant and (ii) no Participant shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Bank would have been entitled to receive with respect to the rights participated, unless such transfer is made with API's prior written consent or by reason of the provisions of Section 4.04 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist.

                 (c) Assignments. (i) Any Bank, in accordance with applicable law, may assign all or a portion of its interests, rights and obligations under this Agreement (including a portion or all of its Commitment or of the Loans at the time owing to it) to one or more banks or other financial institutions (each, an "Assignee"); provided, however, that (A) each of API and the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld) to any such assignment (other than an assignment by a Bank to an affiliate of such Bank or to a Federal Reserve
Bank), (B) the amount of the Commitment of the assigning Bank (determined as of the date of such assignment) subject to such assignment (other than in the case of an assignment to an Affiliate of the Bank or a Federal Reserve Bank) shall not be less than $10,000,000, unless API otherwise consents (which consent shall not be unreasonably withheld), (C) the parties to each such assignment (other than an assignment to a Federal Reserve Bank) shall execute and deliver to the Administrative Agent for recording in the Register an instrument evidencing such assignment, in substantially the form of Exhibit G (an "Assignment and Acceptance"), and the assigning Bank or the Assignee shall pay to the Administrative Agent an assignment fee in cash equal to $1,000 (if the Assignee is already a Bank) or $3,500 (otherwise), and (D) as of the date of such assignment, except with the prior written consent of API and the Administrative Agent, (1) the Assignee shall not have any right, and shall have no knowledge that such assignment would result in its having the right, to request compensation pursuant to Section 4.04 after giving effect to such assignment and (2) the parties to such assignment shall have no knowledge that such assignment (a) would cause it to be unlawful for any party thereto to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or (b) would cause any Borrower to incur any liability under Section 4.03 or 4.04. Upon acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Domestic Business Days after the execution thereof, (A) the Assignee thereunder shall be a party hereto and, to the extent of the Commitment assigned by such Assignment and Acceptance, shall have the rights and obligations of, and shall for all purposes be, a Bank under this Agreement and
(B) the assigning Bank thereunder shall, to the extent of the Commitment assigned by such Assignment and Acceptance, be released from such Commitment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's Commitment under this Agreement and in the case of an assignment pursuant to Section 4.06, such Bank shall cease to be a party hereto). Notwithstanding the foregoing, (A) any Bank assigning any portion of its rights and obligations under this Agreement may retain any Competitive Advance Loans made by it outstanding at such time and, in such case, shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid and (B) any Bank may at any time assign or grant a security interest in its Loans and its rights (but not its obligations) under this Agreement to a Federal Reserve Bank; provided that no such assignment or grant pursuant to this clause (B) shall release a Bank from any of its obligations hereunder.

                 (ii) By executing and delivering an Assignment and Acceptance, the Assignee thereunder shall be deemed to confirm to and agree with the other parties hereto as follows: (A) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (B) such Assignee will independently and without reliance upon the Administrative Agent, the assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (C) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof; and (D) such Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank with the Loans and Commitment assigned to it.

                 (iii) Notwithstanding the foregoing, an Assignee shall not, by virtue of an Assignment and Acceptance, become a party to this Agreement or a "Bank", or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of any Credit Document unless such Assignee shall thereby have accepted a Commitment hereunder; provided that no such amendment, waiver or modification may reduce or postpone any payment of principal or interest in respect of any Loan assigned to such Assignee thereby without the written consent of such Assignee.

                 (d) Federal Reserve Regulations. Notwithstanding any other provision of any Credit Document, no Bank may sell, assign or participate all or any portion of its Commitment or Loans hereunder to any "broker" or "dealer" (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934) or any other Person that is a "creditor" (as defined in Regulation T of the Federal Reserve Board). By executing and delivering this Agreement, each Bank hereby confirms that it is not such a "broker", "dealer" or "creditor".

                 Section 11.09. WAIVER OF RIGHT TO JURY. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH OF THE BANKS WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE CREDIT DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED UNDER THE CREDIT DOCUMENTS.

                 Section 11.10. Indemnity. The Borrowers, jointly and severally, agree to indemnify the Administrative Agent and each of the Banks and their respective directors, officers, employees, agents and controlling persons (each such Person, an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of the Loans or
(iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of any Indemnitee.

                 The provisions of this Section 11.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Credit Loans or the Competitive Advance
Loans, the reduction or cancellation of the Total Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of the Banks. All amounts due under this
Section 11.10 shall be payable in immediately available funds upon written demand therefor.

                 Section 11.11. Judgment Currency. (a) If for purposes of obtaining judgment in any court in any country it becomes necessary to convert into a currency (the "judgment currency") an amount due under or in respect of any Credit Document in any other currency (the "primary currency"), then the conversion shall be made at the rate of exchange prevailing at the close of business on the Domestic Business Day or Eurocurrency Business Day, as appropriate, before the day on which the judgment is given. The Borrowers agree that for purposes of this Section 11.11, to the fullest extent permitted by law, that the term "rate of exchange" shall mean the spot rate at which the Administrative Agent in accordance with its normal practice is able on the relevant date to purchase the primary currency with the judgment currency, in the interbank market in which its lending and foreign exchange and currency operations with respect to the primary currency are then conducted, and includes any premium and costs of exchange payable.

                 (b) If there is a change in the rate of exchange prevailing between the Domestic Business Day or Eurocurrency Business Day, as the case may be, before the day on which the judgment is given and the date of payment of the amount due, then the relevant Borrower shall pay any additional amounts as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under the Credit Documents in the primary currency.

                 (c)      Any amount due from a Borrower under this
Section 11.11 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Credit Documents.

                 Section 11.12. Consent to Jurisdiction. Any judicial proceeding brought against any Borrower with respect to any Credit Document may be brought in any court of competent jurisdiction in the City of New York, and, by its execution and delivery of this Agreement or an Offshore Borrower Confirmation pursuant to Section 6.04, each Borrower shall be deemed, to the fullest extent permitted by law, to (a) accept, generally and unconditionally, the jurisdiction of such courts, (b) irrevocably waive any objection they may now or hereafter have as to the venue of any suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (c) consent that service of process upon any of them may be made by certified or registered mail, return receipt requested, at their address specified or determined in accordance with the provisions of Section 11.06 and service so made shall be deemed completed when received. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Bank to bring proceedings against any Borrower in the courts of any other jurisdiction.

                 Section 11.13. Confidentiality. Except as may be required to enforce the rights and duties established hereunder (including establishing and maintaining the Collateral Agent's perfected security interest in the Collateral), the parties hereto shall preserve in a confidential manner all information received from any other party pursuant to this Agreement, any Notes and the transactions contemplated hereunder and thereunder, and shall not disclose such information except (i) to employees of such Bank or its Affiliates involved in the administration of this Agreement (including assignments and participations) and their respective directors, attorneys and accountants (each of which shall be acting in a capacity with respect to which a confidential relationship is established and recognized), (ii) to any Participant or Assignee or any potential Participant or Assignee (provided, that such Person shall agree to keep confidential all information provided thereto, in accordance with this Section 11.13) and (iii) as required by applicable law, including responses to requests for information by appropriate bank regulatory agencies.

                 Section 11.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  AVON PRODUCTS, INC.



                                  By: /s/:  Dennis Ling
                                     Name:  Dennis Ling
                                     Title: Vice President - Treasurer


                                  AVON CAPITAL CORPORATION


                                  By: /s/:  Dennis Ling
                                     Name:  Dennis Ling
                                     Title: Vice President - Treasurer


                                  THE CHASE MANHATTAN BANK, as Administrative
                                    Agent


                                  By: /s/:  Carol A. Ulmer
                                     Name:  Carol A. Ulmer
                                     Title: Vice President


                                  BANKERS TRUST COMPANY


                                  By: /s/:  Gina S. Thompson
                                     Name:  Gina S. Thompson
                                     Title: Vice President

                                  BANK OF AMERICA ILLINOIS


                                  By: /s/:  David Noda
                                     Name:  David Noda
                                     Title: Authorized Officer


                                  BANCO SANTANDER, NEW YORK BRANCH


                                  By: /s/:  Greta K. Greathouse
                                     Name:  Greata K. Greathouse
                                     Title: Senior Vice President and
                                            Manager Corporate Finance


                                  By: /s/:  Dom J. Rodriguez
                                     Name:  Dom J. Rodriquez
                                     Title: Vice President

                                  BANQUE NATIONALE DE PARIS - NEW YORK BRANCH


                                  By: /s/:  Sophie Revillard Kaufman
                                     Name:  Sophie Revillard Kaufman
                                     Title: Vice President


                                  By: /s/:  Gwen Abbott
                                     Name:  Gwen Abbott
                                     Title: Assistant Vice President


                                  THE BANK OF NOVA SCOTIA


                                  By: /s/:  J. Allan Edwards
                                     Name:  J. Allan Edwards
                                     Title: Authorized Signatory

                                  BANK OF TOKYO - MITSUBISHI TRUST


                                  By: /s/:  Amanda S. Ryan
                                     Name:  Amanda S. Ryan
                                     Title: Vice President


                                  THE CHASE MANHATTAN BANK, as a Bank


                                  By: /s/:  Carol A. Ulmer
                                     Name:  Carol A. Ulmer
                                     Title: Vice President

                                  CITIBANK, N.A.


                                  By: /s/:  Robert M. Spence
                                     Name:  Robert M. Spence
                                     Title: Managing Director


                                  CREDIT LYONNAIS NEW YORK BRANCH


                                  By: /s/:  Robert Ivosevich
                                     Name:  Robert Ivosevich
                                     Title: Senior Vice President

                                  DEUTSCHE BANK AG - NEW YORK AND/OR CAYMAN
                                    ISLANDS BRANCHES


                                  By: /s/:  Thomas A. Foley
                                     Name:  Thomas A. Foley
                                     Title: Assistant Vice President


                                  By: /s/:  Iain Stewart
                                     Name:  Iain Stewart
                                     Title: Assistant Vice President


                                  THE FIRST NATIONAL BANK OF BOSTON


                                  By: /s/:  Anita M. Ingraham
                                     Name:  Anita M. Ingraham
                                     Title: Vice President

                                  MARINE MIDLAND BANK


                                  By: /s/:  William M. Holland
                                     Name:  William M. Holland
                                     Title: Vice President


                                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                                  By: /s/:  Sandra J.S. Kurek
                                     Name:  Sandra J.S. Kurek
                                     Title: Associate

                                  NATIONSBANK, N.A.


                                  By: /s/:  Patricia G. McCormack
                                     Name:  Patricia G. McCormack
                                     Title: Senior Vice President


                                  THE NORTHERN TRUST COMPANY


                                  By: /s/:  Ross Rockenbach
                                     Name:  Ross Rockenbach
                                     Title: Commercial Banking Officer

                                  THE SUMITOMO BANK, LIMITED - NEW YORK BRANCH


                                  By: /s/:  C. Michael Garrido
                                     Name:  C. Michael Garrido
                                     Title: Senior Vice President


                                  SWISS BANK CORPORATION - NEW YORK BRANCH


                                  By: /s/:  Sabina Wu
                                     Name:  Sabina Wu
                                     Title: Director, Credit Risk Management

                                  By: /s/:  Thomas R. Salzano
                                     Name:  Thomas R. Salzano
                                     Title: Associate Director-Banking
                                            Finance Support, N.A.

                                  TORONTO DOMINION (NEW YORK), INC.


                                  By: /s/:  Debbie A. Greene
                                     Name:  Debbie A. Greene
                                     Title: Vice President